Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140947

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION. DATED JUNE 12, 2007.

PROSPECTUS SUPPLEMENT

(To prospectus dated March 23, 2007)

Ps.

Republic of Colombia

  % Global TES Bonds due 2027

Payable in U.S. dollars

The bonds will mature on                     , 2027. Colombia will pay interest on the bonds on each             . Interest will accrue from June 28, 2007, and the first interest payment on the bonds initially offered on the date of this prospectus supplement will be made on             . Principal and interest will be translated into and payment of principal and interest will be made in United States dollars.

The bonds will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

The bonds are termed “TES” bonds as a short-hand form for Títulos de Tesorería (Treasury securities).

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus, Colombia may amend the payment provisions of the bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-10 to read about certain risks you should consider before investing in the bonds.

	Per Bond	Per Bond in U.S. Dollars(3)	Total
Issue Price(1)(2)%		U.S. $	U.S. $
Underwriting Discount	%	U.S. $	U.S. $
Proceeds, before expenses, to Colombia	%	U.S. $	U.S. $

(1)	Purchasers will make the payment of the issue price in U.S. dollars based on an exchange rate for the conversion of Colombian pesos into U.S. dollars of Ps. 1,924.54 per U.S. $1.00, which is the Representative Market Rate in effect on June 12, 2007. The minimum denomination per bond is Ps. 5,000,000 and bonds will be issued in integral multiples of Ps. 1,000,000 in excess thereof.
(2)	Purchasers will also be required to pay accrued interest, if any, from June 28, 2007, the date Colombia expects to deliver the bonds offered by this prospectus supplement.
(3)	For purposes of calculating values on a per bond basis, a face value of Ps. 5,000,000 has been assumed.

Delivery of the bonds, in book-entry form only, is expected to be made on or about June 28, 2007.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Citi	Deutsche Bank Securities

June     , 2007

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the National Administrative Department of Statistics (“DANE”) 2005 Census, Colombia’s population was approximately 41.2 million. Over 7.8 million people live in the metropolitan area of Bogotá, the capital of Colombia.

Colombia is governed as a Presidential Republic. Colombia is divided into 32 departments. Each department is divided into municipalities.

Government

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and such lower courts as may be established by law.

Under the Constitution, the President is elected by direct vote. On May 28, 2006, Alvaro Uribe was re-elected President for the 2006-2010 term in the first ballot with 62.2% of the votes. Carlos Gaviria, from the Alternative Democratic Pole Party, finished second with 22.04% and Horacio Serpa, from the Liberal Party, was third with 11.84% of the votes.

President Uribe’s plans for his second term in office include the following goals:

•

Economy. The Government plans to achieve a 6% annual rate of growth. To that end, the Government plans on pursuing a stable macroeconomic policy, reforming the tax system, boosting credit supply and attracting foreign investors as major priorities. In addition, the Government plans on increasing the number of beneficiaries of social assistance programs.

•

Security. The Government intends to continue its efforts to reduce homicides, kidnappings and illegal drug production, insisting on a dialogue with the illegal armed groups and strengthening the programs of reintegration into civil society of former combatants.

•

Commercial relationships. The Government plans to promote the redirection of the Andean Community of Nations, developing the agreements already signed with Mercosur, expanding the free trade agreements with countries of Central America and the European Union and increasing economic cooperation with China and Japan.

No assurance can be given that any of these goals will be achieved.

The Minister of Finance is Oscar Ivan Zuluaga, who took office in March 2007.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, legislative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, legislative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 12, 2006. Candidates aligned with President Uribe’s administration won a majority of the seats in both the Senate and the Chamber of Representatives.

SELECTED COLOMBIAN ECONOMIC INDICATORS

	2002	2003	2004	2005	2006
Domestic Economy
Real GDP Growth (percent)(1)	1.9%	3.9%	4.8%	4.7%	6.8%
Gross Fixed Investment Growth (percent)(2)	9.9	15.4	13.4	18.9	18.0
Private Consumption Growth (percent)(2)	3.6	2.6	4.2	5.0	6.7
Public Consumption Growth (percent)(2)	(2.0)	(1.2)	3.3	4.3	2.1
Consumer Price Index(3)	7.0	6.5	5.5	4.9	4.5
Producer Price Index(3)	9.3	5.7	4.6	2.1	5.5
Interest Rate (percent)(4)	8.9	7.8	7.8	7.0	6.3
Unemployment Rate (percent)(5)	15.7	14.7	13.0	12.2	12.8%
Balance of Payments	(millions of U.S. dollars)
Exports of Goods (FOB)(6)	$11,794	$12,933	$16,442	$20,818	$23,930
Oil and its derivatives(6)	3,275	3,383	4,227	5,559	6,328
Coffee(6)	772	809	949	1,471	1,461
Imports of Goods (FOB) (6)	11,653	12,792	15,324	19,431	23,976
Current Account Balance(6)	(1,358)	(974)	(909)	(1,890)	(2,909)
Net Foreign Direct Investment(6)	1,283	820	2,941	5,593	5,197
Net International Reserves	10,841	10,916	13,536	14,947	15,436
Months of Coverage of Imports (Goods and Services)	8.5	7.9	8.2	7.2	6.1
Public Finance(7)	(billions of pesos or percentage of GDP)
Non-financial Public Sector Revenue	Ps. 86,893	Ps. 98,138	Ps. 128,912	Ps. 150,533	Ps. 169,151
Non-financial Public Sector Expenditures(8)	93,967	105,258	129,654	151,916	170,488
Non-financial Public Sector Primary Surplus/(Deficit)(9)	2,035	5,064	8,506	10,509	11,679
Percent of GDP(1)	1.0%	2.2%	3.3%	3.7%	3.6%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(7,747)	(6,544)	(3,586)	(954)	(3,162)
Percent of GDP(1)	(3.8)%	(2.9)%	(1.4)%	(0.3)%	(1.0)%
Central Government Fiscal Surplus/ (Deficit)	(12,435)	(11,528)	(13,985)	(13,730)	(13,027)
Percent of GDP(1)	(6.1)%	(5.0)%	(5.4)%	(4.8)%	(4.1)%
Public Debt (10)
Public Sector Internal Funded Debt (billions of pesos)(11)	Ps.83,072	Ps. 88,721	Ps. 99,354	Ps. 117,337	Ps. 124,317
Percent of GDP(1)	40.8%	38.8%	38.5%	41.1%	38.8%
Public Sector External Funded Debt (millions of dollars)(12)	$22,167	$24,173	$25,318	$23,716	$25,963
Percent of GDP(1)	27.5%	29.9%	26.0%	19.8%	19.8%

Some of the foregoing figures are updated by more recent information under “Recent Developments”.

(1)	GDP figures calculated using new methodology implemented by DANE in 1999.
(2)	Estimated figures.

(3)	Percentage change over the twelve months ended December 31 of each year.
(4)	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
(5)	Refers to the average unemployment rates in the thirteen largest cities in Colombia in December of each year.
(6)	Figures for all years have been recalculated according to the recommendations contained in the fifth edition of the IMF’s Balance of Payments Manual. Preliminary figures for 2002 through 2006. Imports and exports of goods do not include “special trade operations.”
(7)	All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues.
(8)	The amounts of Central Government transfers to departments and municipal governments are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear were such transfers eliminated upon consolidation. See “Public Sector Finance.”
(9)	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.
(10)	Figures for 2004 and 2005 are subject to revision. Exchange rates at December 31 of each year.
(11)	Includes peso-denominated debt of the Government (excluding state-owned financial institutions and departmental and municipal governments) with an original maturity of one year or more, and public sector entities’ guaranteed internal debt.
(12)	Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of one year or more.

Sources:	Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), Departamento Administrativo Nacional Estadístico (“DANE”) and Consejo Superior de Política Fiscal (“CONFIS”).

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	Ps. .

Issue Price

    % of the principal amount of the bonds. The Issue Price will be payable in U.S. dollars based on an exchange rate for the conversion of Colombian pesos into U.S. dollars of Ps. 1,924.54 per U.S. $1.00.

Issue Date	June 28, 2007.

Maturity Date	, 2027.

Form of Securities

The bonds will be issued in the form of one or more registered global securities without coupons, which will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. The bonds will not be issued in bearer form.

Denominations	The bonds will be issued in denominations of Ps. 5,000,000 and integral multiples of Ps. 1,000,000 in excess thereof.

Interest

The bonds will bear interest from June 28, 2007 at the rate of % per year, payable in U.S. dollars as calculated as described below. We will pay you interest annually in arrears on of each year, commencing on . Interest will be computed on the basis of the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365.

Redemption	We may not redeem the bonds before maturity. At maturity, we will redeem the bonds at par.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to foreign currency securities:

•

If the Colombian peso depreciates against the U.S. dollar, the effective yield on the bonds will decrease below the interest rate on the bonds, and the amount payable at maturity may be less than your investment, resulting in a loss to you.

•	Government policy or actions could adversely affect the exchange rate between the peso and the U.S. dollar and an investment in the bonds.

•	Exchange controls could affect the peso/U.S. dollar exchange rate and the amount payable on the bonds.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	An increase in Colombia’s debt-to-GDP ratio could increase the burden of servicing Colombia’s debt.

•

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

•	Colombia’s credit ratings may be changed, suspended or withdrawn.

Risk Factors Relating to the Auction Procedures

•	Potential investors should not expect to sell the bonds for a profit shortly after the bonds are issued.

•	Bids made above the Clearing Yield will not receive an allocation of bonds and some bids made at or below the Clearing Yield may not receive an allocation of bonds.

•	Potential investors should not bid for a greater principal amount of bonds than they are prepared to purchase.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Conversion of the payment amounts

All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the calculation agent by translating the Colombian peso amounts into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date (as defined below).

Status

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Withholding Tax and Additional Amounts

We will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities–Debt Securities–Additional Amounts” on page 4 of the prospectus.

Further Issues	Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Calculation Agent	The Bank of New York

Use of Proceeds

The net proceeds of the sale of the bonds will be approximately U.S. $            , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ 350,000). Colombia will use the net proceeds, in part, for liability management transactions, including payment of the purchase price for certain securities which may be purchased in connection with Colombia’s planned offer to purchase for cash on the terms and subject to the conditions set forth in an Offer to Purchase, dated June 12, 2007, provided that all such liability management transactions are settled on the same day and, in part, to cover the portion of the 2007 budgetary expenditures corresponding to the net proceeds of this offering that would otherwise have been financed by Peso-denominated instruments offered in the local Colombian market.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, dated as of June 12, 2007, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as underwriters, are obligated to purchase the bonds. The bonds will be allocated to investors pursuant to a modified Dutch auction procedure that is more fully described in Annex A. Delivery of the bonds is expected to be made on June 28, 2007; provided, however, that bonds will not be delivered to any purchaser that (i) has not paid the applicable purchase price for the bonds or (ii) has not provided satisfactory documentation in connection with the delivery of the bonds (a “Disqualified Purchaser”). Colombia will not be obligated to deliver and the underwriters will not be obligated to purchase or pay for bonds in respect of any Disqualified Purchaser.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. See “Description of the Securities—Debt Securities—Default and Acceleration of Maturity,” “—Collective Action Securities” and “—Meetings and Amendments—Approval (Collective Action Securities)” in the accompanying prospectus.

Risks Factors Relating to Foreign Currency Securities

This prospectus supplement and the prospectus do not describe all the risks of an investment in securities denominated in currencies other than U.S. dollars. If you are unsophisticated with respect to foreign currency transactions, these bonds are not an appropriate investment for you.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

If the Colombian peso depreciates against the U.S. dollar, the effective yield on the bonds will decrease below the interest rate on the bonds, and the amount payable at maturity may be less than your investment, resulting in a loss to you.

Rates of exchange between the U.S. dollar and the Colombian peso have varied significantly over time. Historical peso/U.S. dollar exchange rates are presented in the table under the heading “Certain Defined Terms and Conventions—Colombian Peso Information.” However, historical trends do not necessarily indicate future fluctuations in rates, and should not be relied upon as indicative of future trends.

Currency exchange rates can be volatile and unpredictable. If the Colombian peso depreciates against the U.S. dollar, the effective yield on the bonds will decrease below the interest rate on the bonds and the amount payable at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Colombian peso against the U.S. dollar may also adversely affect the market value of the bonds.

Government policy or actions could adversely affect the exchange rate between the peso and the U.S. dollar and an investment in the bonds.

Colombia presently has a floating exchange rate. However, the Central Bank of Colombia has from time to time intervened in the foreign exchange market to support the value of the peso or to adversely affect the value of the peso. On May 6, 2007, the Central Bank adopted regulatory measures to control the appreciation of the peso. Such measures included the establishment of a 40% reserve requirement on any disbursement of external loans for a six-month period and the imposition of a ceiling on the leverage of financial sector institutions’ derivative operations. A few days later, on May 23, 2007, the Ministry of Finance decided to partially restrict short-term portfolio inflows in an effort to reduce the pressure on the peso/U.S. dollar exchange rate. The measure taken by the Ministry of Finance establishes a requirement of a 40% deposit at the Central Bank for short-term portfolio investments for a period of six months with no interest payable. For more information, see “Recent Developments—Monetary System—Appreciation of the Peso and measures taken by the Government.” Such interventions or other governmental actions could adversely affect the value of the bonds, as well as the yield on the bonds and the amount payable to you at maturity.

Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in Colombia or elsewhere could lead to significant and sudden changes in the exchange rate between the peso and the U.S. dollar.

Exchange controls could affect the peso/U.S. dollar exchange rate and the amount payable on the bonds.

Colombia has a system of exchange controls that has been in place since 1967. However, exchange control regulations have been substantially relaxed over the past twelve years, and the peso/U.S. dollar exchange rate is no longer set by the Government or by the Central Bank. The peso/U.S. dollar exchange rate is set by the market, based upon the supply of, and demand for, U.S. dollars. Currently, the system of exchange controls only determines which transactions involving inflows or outflows of foreign currency are permitted. In addition, the applicable exchange control regulations provide that the incurrence of foreign indebtedness by Colombia, as well as payments to service Colombia’s external debt, are permitted transactions. Changes in exchange control regulations could cause the value of the peso to depreciate against the U.S. dollar, resulting in a reduced yield to you, a possible loss on the bonds and a possible adverse impact on the market value of the bonds.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

An increase in Colombia’s debt-to-GDP ratio could increase the burden on Colombia’s ability to service its debt.

Colombia’s ratio of total net non-financial public sector debt to GDP increased from 48.5% in 2001 to 56.7% in 2002 but decreased to 53.9% in 2003 and further to 49.2% in 2004. Colombia’s ratio of total net non-financial public sector debt to GDP stood at 45.8% at December 31, 2005 and further decreased to 43.1% at December 31, 2006. Any increase in the non-financial public sector debt to GDP ratio could have an adverse effect on Colombia’s economy and ability to service its debt. See “Recent Developments—Public Sector Debt” in this prospectus supplement. See also “Recent Developments—Republic of Colombia” regarding a change in the principal indicator the Government will be using with respect to the public debt balance.

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States is Colombia’s largest export market. A decline in United States demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 Argentine financial crisis. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that a continuation or acceleration of these crises or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-looking Statements” in the accompanying prospectus.

Colombia’s credit ratings may be changed, suspended or withdrawn.

Colombia’s credit ratings are as follows:

•	Fitch: long term issuer default rating of BB (Outlook Positive);

•	Standard & Poor’s: foreign currency credit rating of BB+ (Outlook Stable); and

•	Moody’s: long-term foreign currency rating of Ba2 (Outlook Stable).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A rating may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “stable” means that a rating is not likely to change; however, an outlook is not necessarily a precursor of a rating change.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it had upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn by the rating agency at any time. Colombia’s current ratings and the rating outlooks currently assigned to Colombia are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Colombia. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

Risk Factors Relating to the Auction Procedures

Potential investors should not expect to sell the bonds for a profit shortly after the bonds are issued.

Colombia will determine the Clearing Yield for the bonds sold in this offering through an auction conducted by the underwriters. Colombia believes that the auction process will reveal a clearing yield for the bonds. The clearing yield is the lowest yield at or above the Minimum Yield (as defined in Annex A) at which the offered bonds may be sold to potential investors. If there is little or no demand for the bonds at or above the issue price once issued, the price of the bonds could decline following the public offering. If your objective is to make a short-term profit by selling the bonds you purchase in the offering shortly after the bonds are issued, you should not submit a bid in the auction.

Bids made above the Clearing Yield will not receive an allocation of bonds and some bids made at or below the Clearing Yield may not receive an allocation of bonds.

Bids made above the Clearing Yield will not receive an allocation of bonds. In addition, the underwriters may require that bidders confirm their bids before the auction for the public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid will be rejected and will not receive an allocation of bonds even if the bid is at or below the Clearing Yield. Further, if the auction process leads to a pro rata reduction in allocated bonds and a rounding down of allocations pursuant to the rules of the auction, a bidder may not receive any bonds in the offering despite having bid at or below the Clearing Yield. In addition, Colombia, in consultation with the underwriters, may determine, in its sole discretion, that some bids that are at or below the Clearing Yield are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in its best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which an auction process was used, the underwriters have rejected or reduced bids when the issuer, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, Colombia, in consultation with the underwriters, may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter. The underwriters also have rejected or reduced bids that the issuer has deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriters, acting on behalf of Colombia, while another bidder’s identical bid is accepted.

Potential investors may receive a full allocation of the bonds they bid for if their bids are successful and should not bid for a greater principal amount of bonds than they are prepared to purchase.

Successful bidders may be allocated all or nearly all of the bonds that they bid for in the auction. Therefore, investors are cautioned against submitting a bid that does not accurately represent the aggregate principal amount of bonds that they are willing, able and prepared to purchase.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

Colombian Peso Information

For the purpose of calculating payments to be made in respect of the bonds, all references to “Ps.” are to Colombian pesos.

Interest and redemption payments in respect of the bonds will be made in U.S. dollars translated from Colombian pesos based upon the Average Representative Market Rate (as defined below) at the time the relevant payment amount is determined. The “Representative Market Rate” for any day is the weighted average of the buy and sell foreign exchange rates for transactions completed on the previous business day by certain commercial banks and financial corporations in Bogotá, Cali, Barranquilla and Medellín, as calculated and published by the Financial Superintendency of Colombia, and which is available on Bloomberg by typing “TRM<INDEX>HP<GO>“ or at the Financial Superintendency’s website at http://www.banrep.gov.co or, in the absence of the availability of such information, the rate at which Colombian pesos can be converted into U.S. dollars as determined by polling certain banks located in Bogotá D.C., Colombia. The “Average Representative Market Rate” is the average of the Representative Market Rate for each of the five business days ending three business days prior to any interest or principal payment date. See “Description of the Bonds—General Terms of the Bonds.”

On June 12, 2007, the Representative Market Rate was Ps. 1,924.54 per U.S. $1.00.

The following table shows the high, low, average and period-end peso/U.S. dollar Representative Market Rate for each year from 2001 through 2005 and from January 2006 through July 2006.

Representative Market Rate(1)

(Pesos per U.S. dollar)

Year	High	Low	Average	End-of-period
2002	2,888.23	2,231.98	2,505.62	2,864.79
2003	2,968.88	2,778.21	2,876.34	2,778.21
2004	2,778.92	2,316.12	2,628.36	2,389.75
2005	2,397.25	2,272.95	2,321.49	2,284.22
2006:
January	2,284.22	2,262.04	2,273.71	2,265.65
February	2,267.63	2,246.18	2,256.24	2,247.32
March	2,289.98	2,245.71	2,261.92	2,289.98
April	2,375.66	2,288.67	2,335.14	2,375.03
May	2,518.34	2,329.35	2,418.65	2,482.41
June	2,634.06	2,443.72	2,544.16	2,633.12
July	2,634.06	2,426.00	2,527.41	2,426.00
August	2,436.43	2,356.49	2,388.98	2,396.63
September	2,420.25	2,377.18	2,398.71	2,394.31
October	2,403.43	2,314.76	2,361.80	2,315.38
November	2,320.64	2,268.47	2,290.44	2,300.42
December	2,295.99	2,225.44	2,260.71	2,238.79
2007:
January	2,261.22	2,218.05	2,236.20	2,259.72
February	2,255.17	2,211.46	2,227.57	2,224.12
March	2,246.88	2,155.06	2,202.84	2,190.30
April	2,190.30	2,110.67	2,144.90	2,110.67
May	2,104.16	1,914.96	2,009.42	1,930.64

(1)	Representative market rate, as calculated by the Financial Superintendency.

Source:	Banco de la República.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated as of March 23, 2007) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Any reports filed by Colombia with the SEC after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s annual report on Form 18-K for the year ended December 31, 2005, filed with the SEC on July 18, 2006, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

Telephone: 57-1-350-7422

Fax: 57-1-350-6651

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu. Information contained on the website of the Luxembourg Stock Exchange or that can be accessed through that website does not constitute part of this prospectus supplement.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-3 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-8 to D-11 of Exhibit D and “Recent Developments” beginning on page S-20 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-14 to D-37 of Exhibit D and “Monetary System” on pages D-49 to D-58 of Exhibit D

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-14 to D-17 of Exhibit D

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2005 Budget” on pages D-59 to D-65 of Exhibit D

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-67 to D-76 of Exhibit D

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-38 to D-49 of Exhibit D

Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-55 to D-57 of Exhibit D

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-38 to D-49 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2005 Budget” on pages D-59 to D-65 of Exhibit D

Annex XVI, 4(f): Income and expenditure figures and 2005 budget	“Public Sector Finance—Public Sector Accounts” and “—2005 Budget” on pages D-60 to D-65 of Exhibit D

USE OF PROCEEDS

The net proceeds of the sale of the bonds, not including accrued interest, will be approximately U.S. $            , after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ 350,000). Colombia will use the net proceeds, in part, for liability management transactions, including payment of the purchase price for certain securities which may be purchased in connection with Colombia’s planned offer to purchase for cash on the terms and subject to the conditions set forth in an Offer to Purchase, dated June 12, 2007, provided that all such liability management transactions are settled on the same day and, in part, to cover the portion of the 2007 budgetary expenditures corresponding to the net proceeds of this offering that would otherwise have been financed by Peso denominated instruments offered in the local Colombian market.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s Annual Report on Form 18-K for its fiscal year ended December 31, 2005 filed with the SEC on July 18, 2006, as amended and as it may be further amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report, as amended to date, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Republic of Colombia

According to preliminary figures, Colombia’s ratio of total net non-financial public sector debt to gross domestic product (“GDP”) decreased from 49.2% at December 31, 2004 to 45.8% at December 31, 2005, and further decreased to 43.1% at December 31, 2006.

In 2005, the Government revised the principal indicator it would be using as a basis for the Government’s projections regarding fiscal deficit, primary balance and public debt balance. The new principal indicator is the total debt net of external financial assets, which is calculated by subtracting the amount of external assets owned by the National Treasury, the Oil Stabilization and Savings Fund and the other decentralized entities from the total net non-financial public sector debt figure. The ratio of total debt net of external financial assets to GDP as so calculated was 46.4% at December 31, 2004, 42.6% at December 31 2005, and decreased to 39.1% at December 31, 2006.

The dynamics of the economic growth, fiscal adjustments and privatizations, as well as the active liability management carried out by Government in the local and international markets during recent years have contributed to a reduction of the overall debt of the Republic as a percentage of GDP. Although the Colombian government plans to keep this ratio on a continuous downward trend in the following years, no assurance can be given that this goal will be achieved.

The Minister of Finance is Oscar Ivan Zuluaga, who took office in March 2007.

Internal security

The Government announced that for 2006, homicides, automobile theft and kidnapping declined by 4.6%, 7.1%, and 14.1%, respectively, as compared to 2005. On the other hand, incidents of terrorism rose by 5.7% compared to 2005. For the twelve-month period ended January 31, 2007, homicides, automobile theft, kidnapping and incidents of terrorism decreased by 2.0%, 7.1%, 16.0% and 14.6%, respectively, compared to the corresponding period in 2006.

Five divisions of unauthorized paramilitary organizations were dismantled in November and December 2004 under a demobilization plan developed by the Government. The demobilization plan is the result of the Santa Fe de Ralito Agreement that was signed between these paramilitary organizations and the Government on July 23, 2003 and ratified on October 7, 2004, through a public announcement called the “Acto de Fe por la Paz.” At December 31, 2006, 31,687 members of paramilitary groups had been reintegrated into civil society. Furthermore, since the start of the Uribe administration through December 31, 2006, 42,951 members of illegal armed groups, including paramilitary organizations, had been demobilized.

Juan Manuel Santos was appointed as Defense Minister by President Uribe and took office on August 7, 2006.

In May 2007, the Government announced that approximately 200 members of the Fuerzas Armadas Revolucionarias de Colombia (FARC) imprisoned in various jails throughout the country will be released as an unilateral act of the Government and as a positive step toward securing the release of certain persons kidnapped by the FARC. The members of FARC that the Government plans to release are being detained at a penitentiary 140 kilometers north of Bogotá while the legal issues and procedures regarding the release are being resolved.

Internal security issues continue to be a leading challenge faced by Colombia. There can be no assurance that the decrease in criminal activity will continue in the future.

Economy

Gross domestic product

According to preliminary figures, real GDP grew by approximately 4.7% in 2005 and by approximately 6.8% in 2006. During 2005, the sectors that experienced the largest increases in real growth were construction, which grew by 11.8%, and financial intermediation services sector, which grew by 8.4%. During 2006, the sectors that experienced the largest increases in real growth were construction (14.4%), manufacturing (10.8%) and commerce, restaurants and hotels (10.7%). The financial intermediation services sector declined by 6.7% in 2006, primarily due to losses incurred in June 2006 when the local capital markets were highly volatile.

The Government currently estimates that real GDP growth for 2007 will be approximately 5.0%, although no assurance can be given that this projection will be reached.

Employment and labor

The following table presents monthly average rates of unemployment in urban areas for January 2004 through April 2007, according to the most recent methodology adopted by the National Administrative Department of Statistics (“DANE”).

Monthly Unemployment Rates for the

13 Largest Urban Areas(1)

	2004	2005	2006	2007
January	18.1%	16.1%	16.0%	14.4%
February	17.1	16.1	14.2	12.8
March	16.2	15.1	12.2	12.6
April	16.9	14.5	12.7	11.6
May	14.8	13.9	13.1
June	15.8	14.0	12.5
July	15.3	14.1	13.1
August	15.0	13.8	12.7
September	14.9	13.5	12.8
October	14.1	12.1	12.7
November	13.9	12.1	11.3
December	13.0	12.2	12.8

(1)	Statistics for the cities and metropolitan areas of Bogotá, Medellín, Cali, Barranquilla, Bucaramanga, Manizales, Pasto, Pereira, Cúcuta, Ibagué, Montería, Cartagena and Villavicencio.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

According to preliminary figures, Colombia’s current account registered a deficit of U.S. $2,909 million in 2006, compared to a deficit of U.S. $1,890 million in 2005 and a deficit of U.S. $908 million in 2004. In 2006, the capital account registered a surplus of U.S. $2,677 million, compared to a U.S. $3,243 million surplus in 2005 and a U.S. $3,205 million surplus in 2004.

The following table presents preliminary balance of payments figures for the periods indicated:

Balance of Payments(1)

	For the Year Ended 2004(2)		For the Year Ended 2005(2)		For the Year Ended 2006(2)
Current Account
Exports (FOB)
Oil and its Derivatives	U.S. $	4,227	U.S. $	5,559	U.S.$	6,328
Coffee		949		1,471		1,461
Coal		1,854		2,598		2,913
Nickel		628		738		1,107
Gold and emeralds(3)		635		589		371
Nontraditional(4)		8,149		9,863		11,749

Total Exports		16,442		20,818		23,930
Imports (FOB)
Consumer Goods		2,818		3,530		4,707
Intermediate Goods		7,268		8,629		10,522
Capital Goods		5,237		7,271		8,748

Total Imports (FOB)		15,324		19,431		23,976
Special Trade Operations (Net)(5)		227		208		368
Trade Balance		1,346		1,595		322
Services (Net)(6)
Inflow		2,255		2,664		3,370
Outflow		3,935		4,766		5,482

		(1,680)		(2,102)		(2,109)
Income (Net)(7)
Inflow		671		1,074		1,522
Outflow		4,970		6,539		7,380

		(4,299)		(5,465)		(5,858)
Transfers (Net)		3,724		4,082		4,736

Total Current Account		(908)		(1,890)		(2,909)
Capital Account
Foreign Direct Investment (Net)(8)		2,941		5,593		5,197
Portfolio Investment (Net)(9)		(271)		(1,742)		(2430)
Loans (Net)(10)		19		(1,367)		354
Commercial Credits (Net)		355		106		(341)
Leasing (Net)(10)		(76)		28		(73)
Other (Net)(10)		287		662		17
Other Long Term Financing		(51)		(48)		(47)
Special Capital Flows (Net)(11)		0		0		0

Total Capital Account		3,205		3,243		2,677
Errors and Omissions		244		387		255

Change in Gross International Reserves	U.S. $	2,541	U.S. $	1,729	U.S. $	23

Totals may differ due to rounding.
(1)	Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.

(2)	Preliminary.
(3)	Includes gold exports made by private agents (including an estimate of contraband gold transactions).
(4)	Nontraditional exports consist of products other than oil and its derivatives, coffee, coal, nickel, gold and emeralds.
(5)	Principally goods acquired by ships in ports and foreign trade in free trade zones.
(6)	Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, insurance, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.
(7)	Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.
(8)	Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.
(9)	Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.
(10)	Includes long-term and short-term flows.
(11)	As calculated with the new balance of payments methodology, these amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República—Economic Studies.

Monetary System

Financial sector

Colombia’s financial sector had a total gross loan portfolio of Ps. 95.2 trillion at March 31, 2007, as compared to Ps. 62.4 trillion at March 31, 2006. Past-due loans amounted to Ps. 2.7 trillion at March 31, 2007, as compared to Ps. 1.9 trillion at March 31, 2006. Past due loans increased by 27.9% from March 31, 2006 to March 31, 2007. Provisions covering past-due loans decreased from 150.6% at March 31, 2006 to 143.9% at March 31, 2007. The aggregate net technical capital (or solvency ratio) of Colombian banks decreased from 13.9% of risk-weighted assets at March 31, 2006 to 12.3% at March 31, 2007. The change in the solvency ratio is a product of an increase in risk-weighted assets from Ps. 78.7 trillion at March 28, 2006 to Ps. 108.9 trillion at March 28, 2007.

The following table shows the results of the financial sector as of, and for the three-month period ended March 31, 2007:

Selected Financial Sector Indicators

(in millions of pesos as of, and for the three-month period ended, March 31, 2007)

	Assets	Liabilities	Net Worth	Earnings/(Losses)
Private Sector Institutions(1)	Ps.153,018,867	Ps.134,961,964	Ps.18,056,904	Ps.936,506
Public Sector Institutions	9,212,186	8,570,363	641,823	47,963
Special State-Owned Institutions(2)	26,443,036	20,907,693	5,535,343	283,064

Total(3)	Ps.162,231,053	Ps.143,532,326	Ps.18,698,727	Ps. 984,469

Totals may differ due to rounding.
(1)	Includes cooperatives
(2)	Includes Special Financing Institutions but not Banco de la República.
(3)	Special State-Owned Institutions are not included in the total according to a new methodology adopted in 2005.

Source: Financial Superintendency.

Interest rates and inflation

The short-term composite reference rate (depósitos a término fijo, or “DTF”) averaged 6.8% in December 2006, as compared to 6.3% in December 2005. The DTF increased from 6.0% in May 2006 to 7.6% in May 2007.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2006 was 4.5%, as compared to 4.9% in 2005. The CPI for the twelve months ended May 2007 was 6.2%.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2006 was 5.6%, as compared to 2.1% for 2005. The PPI for the twelve months ended May 2007 was 0.6%.

The following table sets forth changes in the consumer price index (CPI), the producer price index (PPI) and average 90-day deposit rates (DTF) for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)
2004
January	6.2	5.3	8.0
February	6.3	5.0	7.9
March	6.2	4.6	7.8
April	5.5	4.1	7.8
May	5.4	5.3	7.8
June	6.1	5.9	7.9
July	6.2	5.2	7.8
August	5.9	5.2	7.8
September	6.0	5.5	7.7
October	5.9	5.8	7.7
November	5.8	5.5	7.7
December	5.5	4.6	7.8

2005
January	5.4	4.4	7.7
February	5.3	4.3	7.4
March	5.0	4.9	7.3
April	5.0	4.2	7.3
May	5.0	3.0	7.2
June	4.8	2.6	7.2
July	4.9	3.0	7.1
August	4.9	2.9	7.0
September	5.0	2.2	6.8
October	5.3	2.2	6.5
November	5.1	1.8	6.4
December	4.9	2.1	6.3

2006
January	4.6	2.3	6.1
February	4.2	1.7	6.0
March	4.1	1.4	6.0
April	4.1	3.3	5.9
May	4.0	4.0	6.0
June	3.9	4.8	6.1
July	4.3	5.3	6.5
August	4.7	5.3	6.4
September	4.6	6.0	6.4
October	4.2	5.3	6.4
November	4.3	5.2	6.7
December	4.5	5.6	6.8

2007
January	4.7	5.0	6.8
February	5.3	4.9	6.8
March	5.8	4.2	7.5
April …………………………………………………………………..	6.3	2.3	7.5
May	6.2	0.6	7.6

(1)	Percentage change over the previous twelve months at the end of each month indicated.

(2)	Average for each month of the short-term composite reference rate (depósitos a término fijo), as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

Foreign exchange rates and international reserves

Exchange rates. On June 1, 2007, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 1,900.09 = U.S. $1.00, as compared to Ps. 2,486.07 = U.S. $1.00 on June 1, 2006. For 2006, the Representative Market rate reached a high of Ps. 2,634.06 = U.S. $1.00 in June 2006 and a low of Ps. 2,225.44 = U.S. $1.00 in December 2006. During May 2007, the Representative Market rate reached a high of Ps. 2,104.16 = U.S. $1.00 and a low of Ps. 1,914.96 = U.S. $1.00.

International reserves. Net international reserves increased from U.S. $13.5 billion at December 31, 2004 to U.S. $14.9 billion at December 31, 2005, and to U.S. $15.4 billion at December 31, 2006. At April 30, 2007, net international reserves were U.S. $19.8 billion. Banco de la República sold approximately U.S. $164 million between January and December 2006 in the course of its intervention in the foreign exchange market to control volatility. In April 2007, Banco de la República bought a total of U.S. $666.2 million from the market in order to moderate peso appreciation.

As established by Decree No. 4646 of 2006 and according to the technical criteria established by Resolution No. 137 of January 27, 2005, which refers to the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform, among other measures, future derivative operations that consist of swaps and forwards over foreign exchange.

Also, under the regulatory framework of Resolution No. 104 of January 22, 2007, which regulates futures operations, the General Directorate of Public Credit and the National Treasury had an outstanding net bought position in forward contracts of U.S. $36.0 million as of May 31, 2007.

Appreciation of the Peso and measures taken by the Government

Since September 2006, the peso has appreciated in a virtually continuous manner against the U.S. dollar. For the first four months of 2007, the peso appreciated against the U.S. dollar by 6.01%. As the peso appreciated against the U.S. dollar, Banco de la República intervened in the foreign exchange markets to control currency appreciation. During the first four months of 2007, however, inflation, as measured by the CPI, reached 4.1%. Concerned that the inflation target of between 3.5% and 4.5% for full year 2007 might not be attainable, Banco de la República decided to increase overnight interest rates from 8.25% on March 23, 2007 to 8.50% on April 30, 2007.

On May 6, 2007, Banco de la República introduced a new package of measures that are intended to tighten monetary policy and control the strengthening of the peso. The package included: (i) an increase in the reserve requirement on current accounts from 13% to 27%, on savings accounts from 6% to 12.5% and on time deposits up to eighteen months from 2.5% to 5% (although the reserve requirement would only apply to accounts and deposits in excess of the level that banks had as of May 4, 2007 and Banco de la República will not pay any interest on the new reserve requirement); (ii) the establishment of a 40% reserve requirement on any disbursement of external loans for a six-month period at the Banco de la República with no interest; and (iii) the establishment of a ceiling for financial sector institutions’ derivative operations of 500% of their technical equity. “Technical equity” refers to the sum of the most easily realizable equity accounts of a financial institution that is calculated to evaluate the strength of such institution and its capacity to respond to financial difficulties.

On May 18, 2007, Banco de la República increased the overnight interest rate to 8.75% from 8.50%. On May 23, 2007, the Ministry of Finance announced through Decree 1801 an additional measure to control the inflow of short-term portfolio investments. The measure included the requirement of a 40% deposit at the

Banco de la República for short-term portfolio investments for a period of six months with no interest payable. As of June 4, 2007, the Colombian peso has appreciated against the U.S. dollar by 15.8% year-to-date and has appreciated against the U.S. dollar by 23.1% year-on-year.

Public Sector Finance

General

For the year ended December 31, 2006, Colombia’s fiscal deficit increased to 0.4% of GDP, compared to a zero deficit in 2005. According to revised figures released in December 2006, the National Fiscal Policy Council (CONFIS) and the Ministry of Finance, the principal public sector finance statistics for 2006 and 2007 (as contained in the proposed 2007 budget and the Financial Plan 2007) are as follows:

Principal Public Sector Finances Statistics(1) (% of GDP)

	Budget 2006	Actual Jan.-Nov 2006(1)(2)	Budget 2007(3)
Non-financial Public Sector Balance	(1.6)%	(0.6)%	(1.7)%
Central Government	(5.0)	(3.8)	(4.1)
Other Public Sector Entities	3.3	3.2	2.4
Central Bank Balance	0.3	0.4	0.5
Fogafín Balance	0.2	0.2	0.2
Financial Sector Restructuring Costs	(0.4)	(0.4)	(0.3)
Statistical Discrepancies	0.0	0.0	0.0
Consolidated Public Sector Balance	(1.5)	(0.4)	(1.3)

Totals may differ due to rounding.
(1)	Figures calculated by CONFIS as of December 22, 2006.
(2)	Preliminary.
(3)	Assumptions in the Financial Plan 2007 include Nominal GDP of Ps. 345,182 trillion; Real GDP growth of 5.0%; Inflation of 4.0%; Real Devaluation of 1.9%; and export price of oil (Cuisiana) of U.S. $48.9.

The following table shows the principal budget assumptions for 2006 and 2007 revised as of January 22, 2007.

Principal 2006 and 2007 Budget Assumptions Revised as of January 22, 2007(1)

	2006 Budget Assumptions	2007 Budget Assumptions
Gross Domestic Product
Nominal GDP (billion pesos)	Ps.312,210	Ps.345,182

Real GDP Growth	4.8%	5.0%
Inflation
Domestic Inflation (producer price index)(2)	4.5%	4.0%
Domestic Inflation (consumer price index)	4.5%	4.0%
External Inflation(3)	6.4%	4.7%
Real Devaluation (average)	2.7%	1.9%
Interest Rates
Prime (United States)	8.3%	8.3%
LIBOR (six month)	5.4%	5.3%
Export Prices
Coffee (ex-dock) ($/lb.)	1.16	1.22
Oil ($/barrel) (Cuisiana)	58.24	48.90
Coal ($/ton)	47.85	46.08
Ferronickel ($/lb.)	3.14	2.64
Gold ($/Troy oz.)	618.2	670.3

(1)	Figures correspond to statistics released by the Ministry of Finance and Public Credit only to public entities in Colombia.
(2)	End of period. Calculated using a projected change in the producer price index.
(3)	“External Inflation” means the weighted average inflation for Colombia’s major trading partners. As of December 2006, the following are the weights assigned to each of Colombia’s major trading partners: United States (46.8%), Venezuela (10.0%), Ecuador (4.8%), Mexico (4.5%), Brazil (3.5%), Germany (3.3%), Peru (3.0%), Switzerland (3.0%), Panama (2.9%), Japan (2.8%), Spain (2.2%), Italy (2.0%), The Netherlands (1.9%), Chile (1.8%), United Kingdom (1.7%), Canada (1.6%), France (1.5%), Belgium (1.3%), Argentina (0.8%) and Sweden (0.7%). For 2006, Colombia’s main export destinations (and corresponding percentage of total exports) were: United States (39.6%), Venezuela (11.1%), Ecuador (5.1%), Peru (2.8%) Mexico (2.4%), Dominican Republic (2.4%), Switzerland (2.3%), Spain (2.1%), The Netherlands (2.1%), Italy (2.0%), China (1.9%), United Kingdom (1.6%), Germany (1.5%), Belgium (1.5%), Japan (1.3%), Chile (1.1%), Canada (1.1%) and Panama (1.1%). For 2006, Colombia’s main import origins (and corresponding percentage of total imports) were: United States (36.2%), Venezuela (5.1%), Brazil (4.9%), Mexico (4.8%), Germany (3.8%), Panama (3.6%), China (3.4%), Japan (3.2%), South Korea (2.8%), Ecuador (2.7%), Switzerland (2.6%), Peru (2.0%), Chile (1.8%), Greece (1.5%), Finland (1.5%), Canada (1.5%), Uruguay (1.2%), Italy (1.2%), Argentina (1.1%) and United Kingdom (1.1%). For more information on the destinations and origins of Colombia’s exports and imports, please see “Foreign Trade and Balance of Payments—Foreign Trade—Geographic Distribution of Trade” in Colombia’s annual report on Form 18-K for the year ended December 31, 2005 filed with the SEC on July 18, 2006.

Source: Ministry of Finance.

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2006 and 2007. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

IMF program for 2005-2006

Effective May 2005, the Executive Board of the IMF approved a new 18-month, SDR 405 million (U.S. $ 613 million) Stand-By Arrangement to support Colombia’s economic program through November 2006.

In July 2005, the IMF mission completed its first review under the new Stand-By Arrangement. At the conclusion of the review, the IMF and Colombia agreed to a lower target combined public sector deficit for 2005 of between 1.5% to 2.0% of GDP, compared with an original target of 2.5% of GDP. The lower target combined public sector deficit for 2006 takes into account the effects of higher oil export prices, increased tax revenues, a higher revenue from imports tariffs, and reduced interest costs. For 2006, the target combined public sector deficit was 1.5% of GDP, assuming a conservative export price of oil. Completion of the review made an amount equivalent to SDR 42.3 million (approximately U.S. $ 61.0 million) immediately available to Colombia, in addition to SDR 193.5 million (approximately U.S. $ 278.9 million) made available initially upon the program’s approval. After the Stand-By Arrangement expired in November 2006, Colombia did not renew its Stand-By Arrangement. Colombia nevertheless will still be monitored by the IMF in order to determine qualifications for any IMF loans.

Privatization

In February 2005, the Government announced the sale of a majority interest in Empresa Colombiana de Gas (Colombian Natural Gas Corporation or ECOGAS), a state-owned corporation that manages Colombia’s gas transmission network. The sale was initially offered to active employees, employee unions, cooperatives, and certain pension funds and mutual funds already invested in the enterprise. On July 29, 2006, an initial bid was received for Ps. 1.968 trillion. On September 29, 2006, the Government announced that the bid was below the fair price established by the Government and that ECOGAS would subsequently be offered to the private sector. In December 2006, the company was sold for Ps. 3.25 trillion (approximately U.S. $1.45 billion) to Empresa de Energía de Bogotá (Bogotá’s Energy Enterprise). In March 2007, the Government received the proceeds from the sale.

On October 12, 2006, Davivienda, a local Colombian bank, bought the state-owned bank Granbanco—Bancafe for Ps. 2.2 trillion (approximately U.S. $918 million). Subsequently, President Uribe announced that

80% of the proceeds from the sale will be used to reduce Colombia’s public debt and 20% of the proceeds will be used to strengthen the reserves of the Fondo de Garantías de Instituciones Financieras (Financial Entities Guarantees Fund or FOGAFIN). In March 2007, the Government received the proceeds from the sale.

Public Sector Debt

Public sector internal debt

Total direct internal funded debt of the Central Government (with an original maturity of one year or more) is at Ps. 103.7 trillion at December 31, 2006, as compared to Ps. 96.6 trillion at December 31, 2005. The following table shows the direct internal funded debt of the Central Government at December 31, 2006 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt(1)

At December 31, 2006 (in millions of pesos)
Treasury Bonds	Ps.84,827,849
Pension Bonds	7,638,382
Fogafin Bonds	2,337,155
Law 546 Bonds(2)	1,378,826
TRD	3,709,032
Peace Bonds	1,093,647
Constant Value Bonds	1,681,065
Banco Agrario	686,550
Others(3)	359,593
Security Bonds	5,944

Total	Ps.103,718,042

Total may differ due to rounding.
(1)	Debt with an original maturity of one year or more.
(2)	Includes Law 546 and debt reduction bonds.
(3)	Includes other assumed debt.

Source: Deputy Director of Risk—Ministry of Finance and Public Credit.

During 2006, the Government carried out several debt management transactions in the local market with the following objectives: improving the profile of the domestic yield curve; taking advantage of attractive interest rate levels; and reducing the outstanding number of bonds in the domestic yield curve to create liquid benchmarks.

In July and August 2006, the Government repurchased an aggregate of Ps. 2.5 trillion in local TES comprised of the early payment of local fixed rate TES due July 2006 for Ps. 486.0 billion and the repurchase of local bonds with maturities between 2007 and 2020 for Ps. 2.0 trillion.

In addition, the Government conducted liability management transactions with market makers and public entities for an aggregate of Ps. 2.5 trillion during the first ten months of 2006. In July 2006, the Government exchanged short-term UVR bonds (Unidad de Valor Real Constante or inflation linked bonds) with maturities between 2006 and 2008 for UVR bonds with maturities in 2010 and 2015 in an aggregate amount of Ps. 655.0 billion. In November 2006, the Government exchanged fixed rate Treasury Bonds known as Títulos de Tesorería (“TES”) maturing in 2007 and UVR bonds with maturities between 2007 and 2012 for fixed rate TES with maturities in 2008, 2010, 2015 and 2020 and UVR bonds with maturities in 2010 and 2015 in an aggregate amount of Ps. 3.4 trillion.

In May 2007, the Government exchanged fixed rate TES and UVR bonds with maturities between 2008 and 2012 for fixed rate TES bonds with maturities in 2009, 2010, 2015 and 2020 and UVR bonds with maturities in 2010 and 2023, in an aggregate amount of Ps. 2.3 trillion.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of one year or more) by type and by creditor.

Public Sector External Funded Debt by Type(1)

	At December 31, 2005		At December 31, 2006
	(in millions of U.S. dollars)		(in millions of U.S. dollars)
Central Government	U.S. $	20,832	U.S. $	23,487
Public Entities(2)
Guaranteed		2,057		1,872
Non-Guaranteed		827		605

Total External Funded Debt	U.S. $	23,716	U.S. $	25,963

(1)	Provisional. Subject to revision. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2005 and December 31, 2006, respectively. Medium and long term indebtedness. Excludes debt with resident financial institutions.
(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Banco de Colombia is not included because it was privatized in 1994.

Source: Debt Database Ministry of Finance and Public Credit.

Public Sector External Funded Debt by Creditor(1)

	At December 31, 2005		At December 31, 2006
	(in millions of U.S. dollars)		(in millions of U.S. dollars)
Multilaterals	U.S. $	9,311	U.S. $	10,559
IADB		3,712		4,442
World Bank		3,892		4,582
Others		1,707		1,556
Commercial Banks		1,313		1,064
Export Credit Institutions		417		332
Bonds		12,391		13,739
Foreign Governments		202		208
Suppliers		82		61

Total	U.S. $	23,716	U.S. $	25,963

Total may differ due to rounding.
(1)	Preliminary figures. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2005 and December 31, 2006, respectively. Excludes debt with resident financial institutions.

Source: Debt Registry Office-Ministry of Finance.

On November 8, 2006, Colombia issued U.S. $468,400,000 aggregate principal amount of its 7 3/8% Bonds due 2037 in a reopening.

On June 4, 2007, the Government announced that it would make an early payment in an aggregate amount of U.S. $500 million of loans with the World Bank, the IADB and CAF. The early payments are expected to take place during the next five months, after Colombia officially notifies such multilateral entities of its intention to prepay. The early payment is intended to reduce the total debt stock and improve the debt profile of Colombia.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. The information contained in this section and in the prospectus summarizes some of the terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. Colombia has filed or will file copies of these documents with the Securities and Exchange Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Bonds

The bonds initially offered on the date of this prospectus supplement will:

•	be issued on June 28, 2007, in an aggregate principal amount of Ps. ;

•	mature at par on , 2027;

•	be issued in denominations of Ps. 5,000,000 and integral multiples of Ps. 1,000,000 in excess thereof;

•	bear interest at % per year, accruing from June 28, 2007;

•

pay interest annually on              of each year, commencing on              . Interest will be computed on the basis of the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365;

•

pay all amounts due in respect of principal or interest in U.S. dollars, as calculated by the calculation agent by translating the Colombian peso amount into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date;

•	pay interest to persons in whose names the bonds are registered at the close of business on the preceding each payment date;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of, and deposited with The Bank of New York, as common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.

The issue price is      %, and the resulting yield to maturity (calculated on an annual basis) is      %. The yield is calculated based on the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365, on an annual basis. It is not an indication of future yield.

The bonds are termed “TES” bonds as a short-hand form for Títulos de Tesorería (Treasury securities).

For purposes of all payments of interest, principal or other amounts contemplated herein:

•

“Average Representative Market Rate” means, for any Rate Calculation Date, the average of the Representative Market Rates for each business day in the five business day period ending on that Rate Calculation Date.

•

“Business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York; provided, however, that solely for the purposes of determining the Average Representative Market Rate, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Bogotá D.C., Colombia.

•

“Rate Calculation Date” means the third business day preceding each scheduled interest or principal payment date or any other date on which principal or interest shall become payable as a result of an acceleration of the maturity of the bonds.

•

“Representative Market Rate” means the weighted average of the buy and sell foreign exchange rates for transactions completed on the previous business day by certain commercial banks and financial corporations in Bogotá, Cali, Barranquilla and Medellín, as calculated and published by the Superintendencia Financiera (Financial Superintendency) of Colombia, and which is available on Bloomberg by typing “TRM<INDEX>HP<GO>“ or at the Financial Superintendency’s website at http://www.banrep.gov.co. If such exchange rate is not reported by the Financial Superintendency for any business day, then the Representative Market Rate shall be determined by the calculation agent by polling Citibank—Colombia, Banco Bilbao Vizcaya Argentaria S.A., Bancolombia S.A., ABN Amro Bank Colombia and Banco Santander Colombia S.A. located in Bogotá D.C., Colombia (collectively, the “Reference Banks”) at 1:00 P.M., Bogotá time, for the exchange rate for the professional market, by taking the arithmetic mean of the polled exchange rates (such mean, the “Alternative Rate”). In the event that any of the Reference Banks cease to operate in Colombia, they shall be replaced by the Republic, for the purpose of determining the Alternative Rate, with subsidiaries or branches of other foreign banks having similar characteristics.

Payment of Principal and Interest

Colombia will make payments of principal of and interest on the bonds represented by global securities by wire transfer of U.S. dollars to the common depositary or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia has been informed by the common depositary that the owners will be paid in accordance with the procedures of the common depositary and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, the common depositary or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least Ps. 2.5 billion aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

OR

•	Colombia is making such payments at maturity; and

•

you surrender the certificated bonds at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your bonds through the common depositary, the check will be mailed to the common depositary, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Default; Acceleration of Maturity

In case one or more of the following events of default shall have occurred and be continuing:

(a)	Colombia shall fail to pay any principal of or interest on any bond when due, and such failure shall continue for 30 days; or

(b)	Colombia shall fail duly to perform any other material obligation contained in the bonds or (with respect to the bonds) the fiscal agency agreement, and such failure shall continue for 45 days after written notice thereof shall have been given to Colombia, with a copy to the fiscal agent, by any holder of the bonds; or

(c)	Colombia shall fail to pay (i) any public external indebtedness of Colombia (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such public external indebtedness becomes due and payable (beyond any applicable grace period), or (ii) any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such public external indebtedness becomes due and payable and such failure continues until the earlier of (A) the expiration of the applicable grace period or 30 days, whichever is longer, or (B) the acceleration of any such public external indebtedness by any holder thereof; or

(d)	Colombia shall (i) deny its obligations under the bonds or (ii) declare a general suspension of payments or a moratorium on the payment of debt (which does not expressly exclude the bonds); or

(e)	Colombia shall cease to be a member of the International Monetary Fund or cease to be eligible to use the general resources of the International Monetary Fund;

then, the holders of not less than 25% of the aggregate principal amount of the bonds at the time outstanding (as defined in the fiscal agency agreement) may by written notice to the fiscal agent, declare the principal of and any accrued interest on the bonds to be immediately due and payable. Upon any declaration of acceleration, the principal of and accrued interest on the bonds will become immediately due and payable on the date Colombia receives written notice of the declaration, unless prior to receipt of such notice by Colombia all such events of default shall have been cured, waived or otherwise remedied as provided in the bonds. If the event of default or events of default giving rise to such declaration of acceleration shall be cured following such declaration or otherwise remedied as provided in the bonds, then, and in every such case, the holders of a majority of the aggregate principal amount of the bonds at the time outstanding acting in accordance with the procedures described in the bonds and in Section 14 of the fiscal agency agreement, may rescind and annul any prior declaration of the acceleration of the principal of and accrued interest on the bonds and its consequences, but no such rescission and annulment shall extend to or affect any subsequent event of default or shall impair any right consequent thereon.

Paying Agents, Calculation Agent and Transfer Agents

Until the bonds are paid, Colombia will maintain a paying agent and a calculation agent in New York City or London. Colombia has initially appointed The Bank of New York, to serve as its paying agent and calculation agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed The Bank of New York (Luxembourg) S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg. Upon receipt of the global securities, the common depositary will credit the respective principal amounts of the bonds represented by the global securities to the accounts of Euroclear and Clearstream, Luxembourg. Financial institutions, acting as direct and indirect participants in those clearing systems, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

You may hold your beneficial interest in a global security directly through Euroclear or Clearstream, Luxembourg, if you are a participant in one of those clearing systems, or indirectly through organizations that are participants in those systems. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with Euroclear and Clearstream, Luxembourg. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with Euroclear or Clearstream, Luxembourg, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the Euroclear or Clearstream, Luxembourg system through direct participants.

As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any bonds under the fiscal agency agreement.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global security may be limited.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•	Euroclear or Clearstream, Luxembourg is closed for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to cease business permanently; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have any of the bonds represented by a global security.

We describe the certificated bonds, and the procedures for transfer, exchange and replacement of certificated bonds, in the prospectus.

TAXATION

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the prospectus. This discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the bonds in connection with their original offering and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the bonds. This summary deals only with U.S. holders that hold the bonds as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold the bonds as a hedge against interest rate or currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of holding the bonds, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of interest on a bond will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting, the amount of interest income you will realize will be the U.S. dollar amount that you receive in respect of such payments. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on the bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of an interest payment in dollars if the amount received differs from the amount previously accrued in respect of that interest payment. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the bond.

The Internal Revenue Service could take the position that the issue price of the bonds will be the Colombian peso value on the settlement date of the U.S. dollar amount required to be paid for the bonds on that date. In that case, the bonds might be treated as having been issued with original issue discount. Colombia intends to treat the bonds as having been issued without original issue discount. Prospective U.S. holders should consult their tax advisors regarding the determination of the issue price of the bonds and the possibility that the bonds would be viewed to be issued with original issue discount.

Interest we pay on the bonds is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services”

income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Purchase, Sale and Retirement of Bonds

When you sell or exchange a bond, or if a bond that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the bond. If you sell or exchange a bond for pesos, the amount you will realize for U.S. tax purposes generally will be the dollar value of the pesos that you receive calculated at the exchange rate in effect on the date the bond is sold or exchanged. If you dispose of a bond that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency bonds traded on an established securities market, which is discussed in the preceding paragraph, must be applied consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. This election cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a bond generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a bond will be long-term capital gain or loss if you have held the bond for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a bond generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the bond. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the bond.

Although not entirely free from doubt, Colombia believes that a U.S. holder’s tax basis in a bond generally will be the U.S. dollar value of the peso purchase price on the date of purchase (the settlement date), calculated at the exchange rate in effect on that date. The U.S. dollar amount that is actually paid by the U.S. holder for a bond may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. A U.S. holder may recognize U.S.-source foreign currency gain or loss in an amount equal to such difference.

The Internal Revenue Service could take the position, however, that a U.S. holder’s tax basis in a bond will be equal to the U.S. dollar amount that is actually paid by the U.S. holder for the bond. Prospective U.S. holders should consult their tax advisors regarding the determination of their tax basis in a bond.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, if you recognize a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above), you would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the bonds.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of June 12, 2007, Colombia has agreed to sell to Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., and each underwriter has severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriters	Principal Amount

Citigroup Global Markets Inc. 388 Greenwich St. New York, New York 10013	Ps.

Deutsche Bank Securities Inc. 60 Wall St, 5th Floor New York, NY 10005	Ps.

Total	Ps.

The underwriting agreement provides that the underwriters are obligated to purchase the bonds, subject to the conditions contained in the underwriting agreement. However, Colombia shall not be obligated to deliver and the underwriters shall not be obligated to purchase or pay for bonds in respect of any Disqualified Purchaser. On behalf of Colombia, the underwriters will cause the bonds to be delivered to the purchasers on June 28, 2007; provided, however, that the underwriters will not deliver bonds to any purchaser that (i) has not paid the applicable purchase price for the bonds or (ii) has not provided satisfactory documentation in connection with the delivery of the bonds. The determination as to whether a purchaser has provided satisfactory documentation to the underwriters shall be in the sole discretion of the underwriters.

The bonds will be allocated to investors pursuant to a modified Dutch auction procedure that is more fully described in Annex A.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about June 28, 2007, which is the twelfth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+12”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next nine succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+12, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the issue price on the cover page of this prospectus supplement. After the initial public offering of the bonds, the underwriters may change the issue price and concession and discount to broker/dealers.

The underwriters intend to make a secondary market for the bonds. However, they are not obligated to do so and may discontinue making a secondary market for the bonds at any time without notice. No assurance can be given as to how liquid the trading market for the bonds will be.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. These transactions may have the effect of raising or maintaining the market price of the bonds or preventing or retarding a decline in the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), no offer of bonds shall be made with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) to the public in that Relevant Member State, except that, with effect from the Relevant Implementation Date, an offer of bonds to the public in any Relevant Member State may be made:

(a)	in the period beginning on the date of publication of a prospectus in relation to those bonds which has been approved by the competent authority in a Member State in accordance with the Prospectus Directive and, where appropriate, notified to the competent authority in the Member State in which such offer is being made in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43,000,000 and (3) a net annual turnover of more than EUR 50,000,000, all as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by Colombia of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Any resale of the bonds offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the bonds under this prospectus supplement.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, the favorable opinion of the Interparliamentary Commission of Public Credit, dated November 28, 2006, External Resolution No. 1 dated April 30, 2007 of the Board of Governors of the Central Bank of Colombia, Resolution No. 1318 of June 8, 2007 of the Ministry of Finance and Public Credit and CONPES 3448 MINHACIENDA, DNP: SC, dated November 20, 2006.

We will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday for so long as the bonds are listed on the Luxembourg Stock Exchange. In addition, for so long as the bonds are outstanding or listed on the Luxembourg Stock Exchange, we will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday. We will also make available, free of charge, this prospectus supplement and the prospectus and copies of the documents incorporated by reference in this prospectus supplement or the prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the attached prospectus dated October 1, 2003 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of June 12, 2007, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the fiscal agency agreement.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

Euroclear and Clearstream, Luxembourg have accepted the bonds for clearance through their clearance systems. The securities codes are:

ISIN                                                      Common Code

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 No. 4-60, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

The issuer is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Francisco Noguera Rocha, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

Sovereign Credit Ratings

Colombia’s credit ratings are as follows:

•	Fitch: long term issuer default rating of BB (Outlook Positive);

•	Standard & Poor’s: foreign currency credit rating of BB+ (Outlook Stable); and

•	Moody’s: long-term foreign currency rating of Ba2 (Outlook Stable).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative Outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A rating may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “stable” means that a rating is not likely to change; however, an outlook is not necessarily a precursor of a rating change.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it had upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn by the rating agency at any time. Colombia’s current ratings and the rating outlooks currently assigned to Colombia are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Colombia. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

Annex A

REPUBLIC OF COLOMBIA

Procedure for Bond Offerings using a

Modified Dutch Auction Allocation Mechanism

Summary of Procedures and Time Schedule

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement, including the “Risk Factors” section and the accompanying prospectus, before deciding whether to participate in the offering.

1. AGGREGATE PRINCIPAL AMOUNT

The Republic of Colombia (“Colombia” or the “Republic”) plans to issue     % Global TES Bonds due 2027 (the “Bonds”), in an aggregate principal amount to be determined in its discretion (the “Principal Amount of the Issue”), but in no case to exceed the equivalent of U.S. $1,000,000,000, calculated based upon the Representative Market Rate (described under the section “Description of the Bonds” on page S-31 of the Prospectus Supplement) in effect on June 12, 2007.

2. DURATION OF OFFERING

In accordance with the procedures described below, the offering will begin at 8:30 A.M. (New York time1) on June 12, 2007 and will expire at 12:30 P.M. (New York time) on June 12, 2007. The four hours between 8:30 A.M. (New York time) and 12:30 P.M. (New York time) on June 12, 2007 are referred to as the “Proposal Timeframe.” After 12:30 P.M. (New York time) on June 12, 2007 (upon expiration of the Proposal Timeframe), all proposals will become an irrevocable offer to purchase, unless Colombia extends the Proposal Timeframe. Colombia reserves the right to terminate the Proposal Timeframe earlier in its sole discretion.

3. DENOMINATIONS AND MINIMUM INVESTMENT

The Bonds will be issued in denominations of five million Colombian pesos (Ps. 5,000,000) and integral multiples of one million Colombian pesos (Ps. 1,000,000) in excess thereof. The minimum investment is one (1) Bond, or Ps. 5,000,000. Amounts allocated on each order in excess of Ps. 5,000,000 will be rounded down to the nearest Ps. 1,000,000.

4. LISTING AND GOVERNING LAW

Application will be made to list the Bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. The governing law will be New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

5. AUCTION PARTICIPANTS

The allocation of the Bonds will be conducted pursuant to a modified Dutch auction. The offering, including the modified Dutch auction allocation procedures, will be open to participants in the “Market Makers” Program as designated by the Republic (“Market Makers”), as well as to other institutional investors. Market Makers will direct their proposals and those of their local Colombian investors through Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (together, the “Lead Managers”). The Lead Managers and the Republic may reject proposals from any investor that is not a Market Maker. The Lead Managers will have no responsibility for the clients of the Market Makers and will only deal with the Market Makers as principals. The Market Makers will not process proposals from international investors, as these requests will be processed by the Lead Managers.

(1)	New York time refers to Eastern Daylight Time of the United States.

6. MINIMUM YIELD; NONCOMPETITIVE OFFERS

The minimum yield (“Minimum Yield”) established by the Republic for this modified Dutch auction is 9.85%.

Each properly submitted proposal with investor yields that do not specify a yield or are equal to or lower than the Minimum Yield will be deemed a “Noncompetitive Offer”, which may be subject to proration and the corresponding Bonds will be allocated as described in Item 12 below. For allocation purposes, all Noncompetitive Offers will be deemed to have submitted a bid at the Minimum Yield.

7. COMPETITIVE OFFERS

Investors may participate in the modified Dutch auction by submitting a proposal indicating a yield higher than the Minimum Yield, which will be deemed a “Competitive Offer” as described below. With each Competitive Offer, an investor must indicate a principal amount of Bonds that the investor would be willing to purchase (the “Subscription Amount”) at the yield indicated. Investors may submit more than one Competitive Offer with different Subscription Amounts that will be accepted or rejected under the terms established in Item 12 below.

In addition, an investor may submit multiple proposals consisting of a combination of Competitive Offers and a Noncompetitive Offer, with different yields and different Subscription Amounts, which will be accepted or rejected under the terms established in Item 12 below, provided that the total of all such offers may not exceed the total amount of Bonds the offeror is prepared to purchase.

8. REDEMPTION

The Bonds will be redeemed in full at par upon maturity on , 2027. The Bonds will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

9. ISSUE PRICE

The issue price will be determined based on the Clearing Yield (as defined below) of the modified Dutch auction.

10. INTEREST

Interest accrued on the Bonds will be paid in accordance with the terms and conditions of the Bonds set forth under “Description of the Bonds” in the Prospectus Supplement, of which this Summary of Procedures and Time Schedule is a part, and “Description of the Securities” in the accompanying Prospectus. The interest will (i) accrue from June 28, 2007, (ii) be paid annually on of each year, commencing on , and (iii) will be computed on the basis of the actual number of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365. Colombia will pay all amounts due in respect of principal or interest in U.S. dollars, as calculated by the calculation agent by translating the Colombian peso amount into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date (described under “Description of the Bonds” on page S-31 of the Prospectus Supplement).

11. BOND OFFERING MECHANISM

The offering of the Bonds will follow international practices and allocation of the Bonds will be pursuant to the modified Dutch auction described in Item 12 below.

12. BOND PURCHASE

Investors who have an existing U.S. dollar line of credit for same-day settlement procedures with the Lead Managers may purchase Bonds through the Lead Managers. Those investors should contact their sales coverage directly. The addresses of the Lead Managers are:

Citigroup Global Markets Inc.

390 Greenwich St.

New York, NY 10013

Fax: +1 212 723 8658 or +1 212 723 8649

Tel: +1 212 723 6051 or +1 212 723 6319

Deutsche Bank Securities Inc.

60 Wall St, 5th Floor

New York, NY 10005

Fax: +1 212 797 5158

Tel: +1 212 250 5534 or +1 212 250 6131

The Lead Managers will be responsible for marketing and selling the Bonds.

In case qualified local Colombian investors do not have an existing U.S. dollar line of credit for same-day settlement procedures with the Lead Managers, they must present their proposals to participate in the modified Dutch auction through the Market Makers. The Market Makers must present the proposals via fax to both of the Lead Managers at the fax numbers indicated above, using the Irrevocable Order for Colombian Market Makers (Annex B to the Prospectus Supplement) and must confirm receipt of the fax by calling one of the Lead Managers at the telephone numbers indicated above.

All participating investors may present their proposals only during the Proposal Timeframe. Upon expiration of the Proposal Timeframe, all proposals will become irrevocable offers to purchase, unless Colombia extends the Proposal Timeframe.

At 4:00 P.M., New York time, or as soon as practicable thereafter, results of the auction will be announced and a final term sheet indicating only the final terms of the Bonds will be circulated to those participants whose proposals are accepted.

The mechanism of the modified Dutch auction will be subject to the following conditions:

(a) Rules governing the auction:

(i) Investors may present their proposals only during the Proposal Timeframe described above and through the Lead Managers or Market Makers, as applicable.

(ii) In all cases, the proposals will be processed by the Lead Managers prior to presentation of the offers to the Republic. The proposals will be evaluated in accordance with the terms of the modified Dutch auction, and the Bonds will be allotted based on the modified Dutch auction procedures described herein. The Lead Managers and the Republic reserve the right to accept or reject any proposal for any reason in their sole discretion (including rejecting proposals made by investors with which the Lead Managers do not have an existing relationship or the necessary credit relationship) and are not liable for not accepting a particular proposal.

(iii) Investor proposals that do not specify a yield proposal will be considered Noncompetitive Offers.

(iv) In the event that a proposal received via fax by the Lead Managers from the Market Makers is not in proper form or not legible, the Lead Managers may (but are not required to) attempt to contact the Market Maker by phone to confirm the proposal, following the order of arrival of the faxes.

(v) In the event that any proposals are received by phone from certain institutional investors, the Lead Managers will make a record of the investor’s proposal, including the name of the investor, the name of the person placing the offer, the Subscription Amount and the yield proposal.

(vi) Confirmations will be delivered in accordance with usual practices for global bond offerings.

(b) Pre-allocation:

(i) Once the Proposal Timeframe has expired, Colombia will proceed to determine the single clearing yield, which will be applicable to all of the Bonds issued (“Clearing Yield”) and the size of the offering (as described in paragraph number 1 of this Summary of Procedures and Time Schedule), classifying all the proposals based on the yield proposals (from lowest to highest).

(ii) The Clearing Yield may not be less than the Minimum Yield described above.

(iii) The proposals with yields higher than the Clearing Yield will be eliminated, and the proposals with yields lower than or equal to the Clearing Yield (including Noncompetitive Offers) will be pre-selected for the modified Dutch auction allocation.

(c) Allocation:

Once the pre-allocation is complete, Colombia will proceed to determine the resulting aggregate principal amount of the transaction and allocate Bonds accordingly; provided, however, that the total amount allocated will not exceed the Principal Amount of the Issue. The allocation is subject to the following rules:

(i) The Republic will determine the Clearing Yield and the Principal Amount of the Issue and will communicate these determinations to the Lead Managers.

(ii) If there are proposals from investors that are considered Noncompetitive Offers or that include yields that are lower than or equal to the Clearing Yield and greater than or equal to the Minimum Yield and the total aggregate principal amount covered by such proposals is less than or equal to the Principal Amount of the Issue, then Colombia must allot the aggregate amount proposed by the investors.

(iii) If the total aggregate principal amount of investor proposals that are considered Noncompetitive Offers or the total aggregate principal amount of investor proposals that are considered Noncompetitive Offers combined with investor proposals with proposed yields lower than or equal to the Clearing Yield and greater than or equal to the Minimum Yield, is larger than the Principal Amount of the Issue, the allotment will be made in order from lowest to highest yields offered. The allocation procedure will be as follows: (i) if the aggregate of all Noncompetitive Offers exceeds the Principal Amount of the Issue, the offers will be accepted pro rata in accordance with the principal amounts offered; (ii) if the aggregate of the Noncompetitive Offers is less than the total Principal Amount of the Issue but the Republic sets the Clearing Yield at a level so as to accept Competitive Offers, all Noncompetitive Offers and all Competitive Offers below the Clearing Yield, if any, will be accepted in full and the Competitive Offers at the Clearing Yield will be prorated in accordance with the principal amounts thereof so that the aggregate of all offers accepted does not exceed the Principal Amount of the Issue.

(iv) The allocation will occur as soon as practicable after the termination of the Proposal Timeframe.

13. SETTLEMENT

The issue price must be paid in full on the twelfth business day after the date on which the auction results are notified to offerors (scheduled for June 28, 2007) (in U.S. dollars based on the exchange rate of Ps. 1,924.54 per U.S. $1.00, which is the Representative Market Rate in effect on June 12, 2007) through either Euroclear or Clearstream against delivery of the Bonds.

14. CLEARING

The Bonds will be represented by one or more registered global securities in fully registered form, without coupons. The Bonds will be registered in the name of a nominee of, and deposited with, The Bank of New York, as common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The Bonds will be available in definitive, certificated form only under certain limited circumstances.

Annex B

IRREVOCABLE ORDER FOR COLOMBIAN MARKET MAKERS

This Irrevocable Order shall be duly filled in and delivered via facsimile to BOTH of the following offices of the two Joint Lead Managers:

Citigroup Global Markets Inc. +1 212 723 8692 or +1 212 723 8543 Attn: Tamar Tashjian / Blake Haider Verify receipt by telephone: +1 212 723 6347 or +1 212 723 6328	Deutsche Bank Securities Inc. +1 212 797 5158 or +1 212 553 3082 Attn: Dennis Eisele / Eugenio Alarcon Verify receipt by telephone: +1 212 250 5534 or +1 212 250 6131

TIMING: This irrevocable order MUST BE received between 8:30 a.m. and 12:30 p.m. New York time on June 12, 2007.

Market Makers must telephone one of the Joint Lead Managers to verify receipt.

SUBMITTAL OF FORMS: Participants are invited to submit a single form with up to 5 separate competitive orders and one noncompetitive order in order to facilitate the prompt reconciliation by the Joint Lead Managers.

FROM: Name of Institution: Name of Person: Title: Telephone: Fax number: E-mail address:

THIS PAGE TO BE SENT BY FAX TO BOTH OF THE LEAD MANAGERS

ONE FORM PER MARKET MAKER

Dear Sirs,

This irrevocable purchase order (the “Order”) is issued on the date hereof in order to evidence our irrevocable commitment to buy any % Global TES Bonds due 2027 (the “Bonds”) to be issued by THE REPUBLIC OF COLOMBIA, acting as issuer (“Republic of Colombia” or the “Issuer”), in such specified amount and subject to such conditions as are set forth below in Appendix I.

A.	Noncompetitive Offers will be filled subject to the limitations outlined in the prospectus supplement at the Clearing Yield selected by the Republic as described in the prospectus supplement. The Clearing Yield shall not be lower than the Minimum Yield announced on or at approximately 8:30 A.M. New York time on June 12, 2007.

(i) Our irrevocable commitment to buy the Bonds at the Clearing Yield (Noncompetitive Offer) is as follows:

Principal Amount of Global TES Requested (US$)

(ii) Our irrevocable commitment to buy the Bonds with Competitive Offers is as follows: (Competitive Offers will be allocated as described in the Summary of Procedures and Time Schedule.)

Principal Amount of Global TES Requested (US$)	Competitive Yield (express to two (2) decimal places)

Amounts allocated will be converted into Colombian pesos at the Representative Market Rate in effect on June 12, 2007. The minimum investment is one (1) Bond, or Ps. 5,000,000. Amounts allocated on each order will be rounded down to the nearest Ps. 1,000,000. Only one principal amount to be inserted above per Competitive Yield indicated above. Any bid yields expressed to more than two decimal places will be rounded up to the next 0.01%.

B.	Payment of the Price

Payment of the relevant purchase price in relation to any allocated Bonds shall be made in USD in an amount equal to the issue price times the principal amount times the exchange rate of Ps. 1,924.54 per U.S. $1.00, which is the Representative Market Rate in effect on June 12, 2007.

Finally, we hereby instruct you that any Bonds so allocated be delivered to us against payment in Euroclear or Clearstream Luxembourg according to the following:

Clearing System (Euroclear or Clearstream)	Account Name (Custodian)	Number

Sincerely yours,

Institution:	Address:
Signature:	Telephone:
Name:	Fax:
Title:	E-mail:

Appendix I

We represent as follows in connection with above referenced purchase of the Bonds:

(i)	we have received a full and complete copy of, and we have reviewed, examined and analyzed all the information provided for in, the Prospectus dated March 23, 2007 (including, without limitation, any risk factors therein) (the “Prospectus”) and the Prospectus Supplement dated June 12, 2007 (including, without limitation, the terms and conditions of the Bonds and the allocation process therein described, full acceptance of which is hereby acknowledged) (the “Prospectus Supplement”) and any term sheets delivered to us thereafter (each a “Free Writing Prospectus”) (and together with the Prospectus and the Prospectus Supplement, the “Offering Material”);

(ii)	no information and or any other statements have been received by us from the Republic of Colombia or the Lead Managers in relation to the Bonds which may be inconsistent with or otherwise different from any such information or statements as are included in any Offering Material;

(iii)	no legal, business, financial, tax or any other advice has been received by us from the Republic of Colombia or any of its entities, or from the Lead Managers in relation to our investment in the Bonds, and our decision to purchase the Bonds is based on our own verification and analysis of the Issuer, the terms and conditions of the Bonds and any such benefits as may be obtained and risks as may be suffered in connection therewith, as set forth in the Offering Material;

(iv)	we know and agree upon the placement and allotment process described under the Summary of Procedures and Time Schedule in the Prospectus Supplement, and accept the terms and conditions of the Bonds set forth in the Offering Material and any other information and statements therein contained;

(v)	we know and agree that the Republic of Colombia, in consultation with the Lead Managers, shall be entitled to refuse acceptance of any Irrevocable Order which, at its sole discretion, does not provide for all such information and documents as may be required, or otherwise not be in compliance with any requirements set forth in the Prospectus Supplement, even if the offered yield would otherwise allow such an allotment. We also agree that the Republic of Colombia, in consultation with the Lead Managers, can at its sole discretion reject orders for any reason including, but not limited to, prior relationships or lack thereof, or as a matter of credit or commercial prudence;

(vi)	The Republic of Colombia, in consultation with the Lead Managers, may also reject any Irrevocable Order in case of violation of any applicable Colombian rules in respect of money laundering; provided, that any such refusal shall not entitle any person to file any claim against the Issuer or the Lead Managers. In addition, the Issuer, in consultation with the Lead Managers, may request compliance with any security requirement to provide for the payment of any offers so made from potential investors who shall submit Irrevocable Orders;

(vii)	The Republic of Colombia may, at its sole discretion, and without thereby becoming liable, declare the offer void in relation to the Bonds upon the occurrence of any such events as are described in the Prospectus Supplement; and no Bonds shall be issued in case of such declaration;

(viii)	we hereby represent and warrant that all funds to be applied by us to the purchase of the Bonds are not derived from any illicit act;

(ix)	we take responsibility for the investors on whose behalf we are submitting Irrevocable Offers and acknowledge and agree that we are dealing with the Lead Managers in our capacity as principals with respect to such Irrevocable Offers as well as Irrevocable Offers submitted for our own account;

Finally, we are notified of the following dates in relation to the placement of the Bonds:

Placement Period: from 8:30 A.M. New York time on June 12, 2007 to 12:30 P.M. New York time on June 12, 2007.

The Republic of Colombia may extend this period, provided that notice thereof shall be given by means of a publication on the website of the Ministry of Finance and Public Credit (www.minhacienda.gov.co) prior to the expiration of the Placement Period.

Delivery of Funds to the Lead Managers: June 28, 2007, unless alternative settlement procedures are agreed to in advance with the Lead Managers.

For further information and to confirm delivery of facsimile transmission, please contact the Lead Managers:

Citigroup Global Markets Inc. 390 Greenwich St. New York, NY 10013

Attn:	Blake Haider (+1 212 723 6328) Tamar Tashjian (+1 212 723 6347)
Fax:	+1 212 723 8692 /+1 212 723 8543

Deutsche Bank Securities Inc.
60 Wall St, 5th Floor
New York, NY 10005

Attn:	Dennis Eisele (+1 212 250 5534) Eugenio Alarcon (+1 212 250 6131)
Fax:	+1 212 797 5158

Colombia believes that the following is an accurate translation of Annex A (Summary of Procedures and Time Schedule) and Annex B (Irrevocable Order for Colombian Market Makers) into Spanish.

Anexo A

REPÚBLICA DE COLOMBIA

Procedimientos para Emissiones de Bonos

utilizando el Mecanismo de Subasta Holandesa Modificada

Resumen de Procedimientos y Calendario

Este resumen puede no contener toda la información que puede ser de importancia para usted. Antes de decidir su participación en la oferta, usted debe leer por completo el Suplemento del Prospecto, incluyendo la sección de “Factores de Riesgo” y el prospecto adjunto.

1. MONTO TOTAL DE LA EMISIÓN

La República de Colombia (“Colombia” o la “República”) contempla emitir Bonos     % Global TES con vencimiento el 2027 (los “Bonos”), por un monto principal total que sera determinado bajo la propia discreción de Colombia (el “Monto Total de la Emisión”), pero que en todo caso no excederá el monto de US$1,000,000,000, calculado de acuerdo con la Tasa Representativa de Mercado (descrito en la sección “Descripción de los Bonos” en la página S-31 del Suplemento del Prospecto) en vigor el 12 de junio de 2007.

2. DURACIÓN DE LA OFERTA

De acuerdo con los procedimientos descritos en el presente anexo, la oferta comenzará a las 8:30 A.M.

(hora de Nueva York1) el 12 de junio de 2007 y terminará a las 12:30 P.M. (hora de Nueva York) del 12 de junio de 2007. Las cuatro horas que hay entre las 8:30 A.M. (hora oficial del Este) y las 12:30 P.M. (hora de Nueva York) del 12 de junio de 2007 serán referidas como el “Periodo de Propuesta.” Después de las 12:30 P.M. (hora de Nueva York) del 12 de junio de 2007 (una vez se culmine el Periodo de Propuesta), todas las ofertas se convertirán en ofertas irrevocables de compra, a menos que Colombia extienda el Periodo de Propuesta. Colombia se reserva el derecho a terminar anticipadamente el Periodo de Propuesta.

3. VALOR NOMINAL E INVERSIÓN MÍNIMA

Los Bonos se emitirán con un valor nominal de cinco millones de pesos colombianos (Ps. 5,000,000) y de múltiplos integrados de un millón de pesos colombianos (Ps. 1,000,000) en adelante. La inversión mínima es de un (1) Bono, o Ps. 5,000,000. Los importes adjudicados a cada orden superiores a Ps. 5,000,000 serán redondeados a la baja al múltiplo más cercano a Ps. 1,000,000.

4. REGISTRO Y LEGISLACIÓN APLICABLE

Se solicitará el registro de los Bonos en la lista oficial de la Bolsa de Luxemburgo (Luxembourg Stock Exchange) y para negociarlos en el mercado del Euro MTF de la Bolsa de Luxemburgo. La legislación aplicable será la de Nueva York. Las leyes de Colombia regirán las cuestiones relativas a la autorización y ejecución por Colombia.

(1)	La hora de Nueva York hace referencia a la hora oficial del Este de los Estados Unidos.

5. PARTICIPANTES EN LA SUBASTA

La adjudicación de los Bonos se llevará a cabo de conformidad con una subasta holandesa modificada. La oferta, incluyendo los procedimientos de adjudicación de la subasta holandesa modificada, estará abierta a participantes del Programa de “Creadores de Mercado” designados por la República (“Creadores de Mercado”), así como a otros inversionistas institucionales. Los Creadores de Mercado canalizarán sus propuestas y las de sus inversionistas locales colombianos a través de Citigroup Global Markets Inc. y Deutsche Bank Securities Inc. (conjuntamente, las “Entidades Colocadoras”). Las Entidades Colocadoras y la República pueden rechazar cualquier propuesta de cualquier inversionista que no sea un Creador de Mercado. Las Entidades Colocadoras no tendrán ninguna responsabilidad por los clientes de los Creadores de Mercado y solo tendrán relación con los Creadores de Mercado como contraparte. Los Creadores de Mercado no procesarán propuestas de inversionistas internacionales ya que estas solicitudes serán procesadas por las Entidades Colocadoras.

6. TASA MÍNIMA; OFERTAS NO COMPETITIVAS

El rendimiento mínimo establecido por la República (la “Tasa Mínima”) para la subasta holandesa modificada es del 9.85%.

Cada propuesta debidamente presentada que no especifique un rendimiento o que especifique un rendimiento que sea equivalente o menor a la Tasa Mínima se considerará una “Oferta No Competitiva”, la cual podría estar sujeta a prorrateo, y los Bonos correspondientes serán adjudicados como se describe en la Sección 12. Para efectos de la adjudicación, se entenderá que todas las Ofertas No Competitivas han sido presentadas la Tasa Mínima.

7. OFERTAS COMPETITIVAS

Los inversionistas podrán participar en la subasta holandesa modificada mediante el envío de una propuesta que indique un rendimiento mayor que la Tasa Mínima, la cual será considerada como una “Oferta Competitiva”, tal y como se describe a continuación. Con cada Oferta Competitiva, el inversionista deberá indicar una cantidad de capital de Bonos que el inversionista estaría dispuesto a comprar (el “Monto Nominal de TES Global Solicitado”) a dicho rendimiento. Los inversionistas podrán enviar más de una Oferta Competitiva con diferentes Montos Nominales de TES Global Solicitados, las cuales serán aceptadas o rechazadas bajo los términos establecidos en la Sección 12 del presente documento.

Adicionalmente, un inversionista podrá enviar múltiples propuestas consistentes en una combinación de Ofertas Competitivas y una Oferta No Competitiva, con diferentes rendimientos y diferentes Montos Nominales de TES Global Solicitados, las cuales serán aceptadas o rechazadas bajo los términos establecidos en la Sección 12 del presente documento, entendiendo que el total de todas las ofertas no podrá exceder el monto total de Bonos que el oferente esté dispuesto a adquirir.

8. AMORTIZACIÓN

Los Bonos se amortizarán por completo a su valor nominal en la fecha de su vencimiento el de 2027. Los Bonos no podrán ser amortizados con carácter previo a la fecha de vencimiento y no se beneficiarán de ningún fondo de cobertura (sinking fund).

9. PRECIO DE EMISIÓN

El precio de emisión será determinado con base en la Tasa de Corte (como se define a continuación) de la subasta holandesa modificada.

10. INTERESES

Los intereses devengados por los Bonos serán pagaderos de acuerdo con los términos y condiciones de los Bonos, según la sección “Descripción de los Bonos” del Suplemento del Prospecto, del cual el presente Resumen de Procedimientos y Calendario forman parte, y según la sección “Descripción de los Valores” en el prospecto adjunto. Los intereses (i) se devengarán desde el 28 de junio de 2007, (ii) serán pagaderos anualmente el de de cada año a partir de de de , y (iii) serán calculados sobre la base del número actual de días respecto del cual se pagan los intereses, sin que este pueda exceder de 365, dividido entre 365. Colombia pagará todas las cantidades debidas respecto del principal o intereses en dólares de los Estados Unidos de América, de acuerdo con los cálculos del agente de pago, convirtiendo la cantidad en pesos colombianos a dólares de los Estados Unidos de América al Promedio de la Tasa Representativa de Mercado en vigor a la Fecha de Cálculo de la Tasa (descrita en la sección “Descripción de los Bonos” en la paginas S-31 del Suplemento del Prospecto) que corresponda.

11. MECANISMO PARA LA OFERTA DE BONOS

La oferta de Bonos seguirá la práctica internacional y la adjudicación de los Bonos se hará de acuerdo con la subasta holandesa modificada, tal y como se describe en la Sección 12 del presente documento.

12. COMPRA DE BONOS

Los inversionistas que tengan una línea de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día con las Entidades Colocadoras podrán comprar Bonos a través de las Entidades Colocadoras. Esos inversionistas deben contactar al grupo de ventas que los cubre directamente. Las direcciones de las Entidades Colocadoras son las siguientes:

Citigroup Global Markets Inc.

390 Greenwich St.

New York, NY 10013

Fax: +1 212 723 8658 or +1 212 723 8649

Tel: +1 212 723 6051 or +1 212 723 6319

Deutsche Bank Securities Inc.

60 Wall St, 5th Floor

New York, NY 10005

Fax: +1 212 797 5158

Tel: +1 212 250 5534 or +1 212 250 6131

Las Entidades Colocadoras serán responsables de la promoción y la venta de los Bonos.

En caso de que los inversionistas calificados residentes en Colombia no tengan una línea de crédito en dólares de los Estados Unidos de América para procedimientos de liquidación en el mismo día con las Entidades Colocadoras, deberán enviar sus propuestas para participar en la subasta holandesa modificada a través de los Creadores de Mercado. Los Creadores de Mercado deberán enviar las propuestas por fax a las dos Entidades Colocadoras a los números de fax indicados anteriormente, utilizando la Orden Irrevocable para Creadores de Mercado Colombianos (Anexo B del Suplemento del Prospecto), y deberán confirmar la recepción del fax llamando a una de las Entidades Colocadoras a los números de teléfono anteriormente indicados.

Todos los inversionistas que participen podrán presentar sus propuestas solamente durante el Periodo de Propuesta. Cuando termine el Periodo de Propuesta, todas las propuestas se convertirán en ofertas irrevocables de compra, a menos que Colombia decida extender el Periodo de Propuesta.

A las 4:00 P.M., hora de Nueva York, o tan pronto como sea posible, los resultados de la subasta serán anunciados y se enviará un documento de términos y condiciones definitivos indicando únicamente los términos finales de los Bonos a aquellos participantes cuyas propuestas sean aceptadas.

El mecanismo de la subasta holandesa modificada estará sujeto a las siguientes condiciones:

(a) Normas que rigen la subasta:

(i)	Los inversionistas podrán presentar sus propuestas únicamente durante el Período de Propuesta descrito anteriormente y a través de las Entidades Colocadoras o de los Creadores de Mercado, según sea el caso.

(ii)	En todo caso, las propuestas serán procesadas por las Entidades Colocadoras antes de la presentación de las ofertas a la República. Las propuestas serán evaluadas de acuerdo con los términos de la subasta holandesa modificada, y los Bonos serán adjudicados con base en los procedimientos aquí descritos para la subasta holandesa modificada. Las Entidades Colocadoras y la República se reservan el derecho de aceptar o rechazar cualquier propuesta por cualquier razón, bajo su propia discreción (incluyendo el rechazo de propuestas realizadas por inversionistas con los cuales las Entidades Colocadoras no tengan una relación existente o una relación de crédito necesaria) y no son responsables por no aceptar una propuesta en particular.

(iii)	Las propuestas de inversionistas que no especifiquen una propuesta de rendimiento serán consideradas Ofertas No Competitivas.

(iv)	En caso de que una propuesta recibida por fax por las Entidades Colocadoras proveniente de los Creadores de Mercado no siga el modelo adecuado o no sea legible, las Entidades Colocadoras podrán (pero no estarán obligadas) intentar comunicarse con el Creador de Mercado por vía telefónica para confirmar la propuesta, siguiendo el orden de llegada de los faxes.

(v)	En caso que existan propuestas telefónicas de ciertos inversionistas institucionales, las Entidades Colocadoras harán un registro de la propuesta del inversionista, especificando el nombre del inversionista, el nombre de la persona que hace la oferta, el Monto Nominal de TES Global Solicitado y la propuesta de rendimiento.

(vi)	Las confirmaciones serán entregadas de acuerdo con las prácticas usuales para emisiones de Bonos Globales.

(b) Pre-Adjudicación:

(i)	Una vez vencido el Periodo de Propuesta, Colombia procederá a determinar la tasa de corte única, la cual será aplicable a todos los Bonos emitidos (la “Tasa de Corte”) y el Monto Total de la Emisión (según fue descrito en el numeral 1 del presente Resumen de Procedimientos y Calendario), clasificando todas las propuestas utilizando como criterio el rendimiento de cada propuesta (de menor a mayor).

(ii)	La Tasa de Corte no podrá ser inferior a la Tasa Mínima descrita anteriormente.

(iii)	Las propuestas con rendimientos superiores a la Tasa de Corte serán eliminadas, y las propuestas con rendimientos inferiores o equivalentes a la Tasa de Corte (incluyendo las Ofertas No Competitivas) serán preseleccionadas para la adjudicación de la subasta holandesa modificada.

(c) Adjudicación

Una vez se haya completado la preadjudicación, Colombia procederá a determinar el Monto Total de la Emisión resultante de la transacción y adjudicará los Bonos de manera correspondiente; teniendo en cuenta que la cantidad total adjudicada no excederá el valor del Monto Total de la Emisión. La adjudicación estará sometida a las siguientes reglas:

(i)	La República determinará la Tasa de Corte y el Monto de Total de la Emisión que se emitirá y comunicará dicha determinación a las Entidades Colocadoras.

(ii)	Si hay propuestas de inversionistas que se consideren Ofertas No Competitivas o que incluyan rendimientos inferiores o equivalentes a la Tasa de Corte y superiores o equivalentes a la Tasa Mínima, y el monto total cubierto por dichas propuestas es menor o igual al Monto Total de la Emisión, entonces Colombia deberá asignar a los inversionistas el monto agregado solicitado por ellos.

(iii)	Si el monto total de las propuestas de inversionistas que se consideren Ofertas No Competitivas o el monto total de las propuestas de inversionistas que se consideren Ofertas No Competitivas junto con rendimientos propuestos inferiores o equivalentes a la Tasa de Corte y superiores o equivalentes a la Tasa Mínima, es mayor que el Monto Total de la Emisión, la asignación será realizada en orden de rendimientos ofrecidos de menor a mayor. El procedimiento de adjudicación se hará de la siguiente manera: (i) si el monto total de todas las Ofertas No Competitivas excede el Monto Total de la Emisión, las ofertas serán aceptadas a pro rata de acuerdo con los montos totales ofrecidos y (ii) si el monto total de todas las Ofertas No Competitivas es menor que el Monto Total de la Emisión pero la República establece la Tasa de Corte en un nivel que permita aceptar Ofertas Competitivas, todas las Ofertas No Competitivas y las Ofertas Competitivas que sean inferiores a la Tasa de Corte, si las hay, serán aceptadas íntegramente, y las Ofertas Competitivas a la Tasa de Corte serán prorrateadas de acuerdo con los importes principales de las mismas, de manera que la suma de todas las ofertas aceptadas no exceda el Monto Total de la Emisión;

(iv)	La adjudicación tendrá lugar tan pronto como sea posible una vez vencido el Periodo de Propuesta.

13. CUMPLIMIENTO

El importe correspondiente a la emisión deberá ser pagado íntegramente el duodécimo día hábil posterior a la fecha en la que los resultados de la subasta se notifiquen a los oferentes (prevista para el 28 de junio de 2007) (en dólares de los Estados Unidos de América basados en la tasa de cambio de Ps. 1,924.54 por U.S. $1.00 la cual corresponde a la Tasa Representativa de Mercado en vigor el 12 de junio de 2007), a través de Euroclear o Clearstream contra entrega de los Bonos.

14. COMPENSACIÓN

Los Bonos estarán representados por uno o más certificados globales nominativos, sin cupones. Los Bonos se registrarán a nombre del beneficiario y serán depositados en The Bank of New York, como depositario común para Euroclear Bank S.A./N.V., operador de Euroclear System plc (“Euroclear”) y para Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”). Los Bonos estarán representados por certificados definitivos solo en determinadas circunstancias.

Anexo B

ORDEN IRREVOCABLE PARA CREADORES DE MERCADO COLOMBIANOS

Esta Orden Irrevocable deberá ser debidamente diligenciada y entregada vía fax a las dos siguientes oficinas de las dos Entidades Colocadoras:

Citigroup Global Markets Inc. +1 212 723 8692 or +1 212 723 8543 Attn: Tamar Tashjian / Blake Haider Verificar la recepción de la orden al teléfono: +1 212 723 6347 or +1 212 723 6328	Deutsche Bank Securities Inc. +1 212 797 5158 o +1 212 553 3082 Attn: Dennis Eisele/Eugenio Alarcon Verificar la recepción de la orden al teléfono: +1 212 250 5534 o +1 212 250 6131

Plazo: Esta orden irrevocable deberá ser recibida entre las 8:30 a.m. y las 12:30 p.m. hora de Nueva York del día 12 de junio de 2007.

Los Creadores de Mercado deberán llamar a una de las Entidades Colocadoras para verificar la recepción de la orden.

SOMETIMIENTO DE LAS ORDENES:

Los participantes están invitados a someter un único formato con un máximo de 5 órdenes competitivas y una no competitiva, para facilitar una adecuada reconciliación por parte de las Entidades Colocadoras.

DE: Nombre de la institución: Nombre de la persona: Cargo: Teléfono: Fax: E-mail:

ESTA PAGINA DEBERA SERA REMITIDA POR FAX A LAS DOS ENTIDADES COLOCADORAS

usando el Mecanismo de Subasta Holandesa Modificada

UN FORMATO POR CREADOR DE MERCADO

Estimados señores,

Esta orden de compra irrevocable (la “Orden”) es emitida en esta fecha para dejar constancia de nuestro compromiso irrevocable de comprar cualquiera de los Bonos % TES Global con vencimiento en 2027 (los “Bonos”) que serán emitidos por LA REPÚBLICA DE COLOMBIA, actuando como emisor (la “República de Colombia” o el “Emisor”), en la cantidad especificada y sujetos a las condiciones previstos a continuación en el Apéndice I.

A.	Las Ofertas No Competitivas serán diligenciadas teniendo en cuenta las limitaciones previstas en el Suplemento del Prospecto a la Tasa de Corte escogida por la República, tal y como se describe en el Suplemento del Prospecto. La Tasa de Corte no será inferior a la Tasa Mínima anunciado a las 8:30 A.M. hora de Nueva York (o aproximadamente a dicha hora) el 12 de junio de 2007.

(i) Nuestro compromiso irrevocable de comprar los Bonos a la Tasa de Corte (Oferta No Competitiva) es el siguiente:

Monto Nominal de TES Global Solicitado (US$)

(ii) Nuestro compromiso irrevocable de comprar los Bonos con Ofertas Competitivas es el siguiente: (Las Ofertas Competitivas se adjudicaran en la forma prevista en el Resumen de Procedimientos y Calendario)

Monto Nominal de TES Global Solicitado (US$)	Tasa de Corte (con dos (2) decimales)

Las cantidades adjudicadas serán convertidas a pesos colombianos a la Tasa Representativa de Mercado en vigor el 12 de junio de 2007. La inversión mínima es de un (1) Bono, o Ps. 5.000.000. Las cantidades adjudicadas en cada orden serán redondeadas a la baja al múltiplo de Ps. 1,000,000 más cercano. Favor colocar un (1) monto por cada Tasa indicada. Cualquier rendimiento ofertado que este expresado en más de 2 decimales será redondeado hacia arriba al siguiente 0.01%.

B.	Pago del Precio

El pago del precio en relación a los Bonos adjudicados será pagado por nosotros en dólares de los Estados Unidos en un monto igual al precio de emisión multiplicado por el monto nominal y multiplicado por la tasa de cambio de Ps. 1,924.54 por U.S. $1.00 correspondiente a la Tasa Representativa de Mercado en vigor el 12 de junio del 2007.

Finalmente, por medio de la presente les instruimos para que cualquiera de los Bonos adjudicados sean entregados contra pago en Euroclear o Clearstream Luxembourg, de acuerdo con el siguiente desglose:

Sistema de Compensación (Euroclear o Clearstream)	Titular de la Cuenta (custodio)	Número de la Cuenta

Atentamente,

Institución:
Firma
Nombre
Cargo:
Dirección:
Teléfono:
Fax:
E-mail:

Apéndice I

En relación con la compra de los Bonos declaramos que:

(i)	hemos recibido una copia completa, y hemos revisado, examinado y analizado toda la información contenida en el Prospecto de fecha 23 de marzo de 2007 (incluyendo, sin limitación, cualquier factor de riesgo allí referido) (el “Prospecto”), y el Suplemento del Prospecto de fecha 12 de junio de 2007 (incluyendo, sin limitación, los términos y condiciones de los Bonos y el proceso de adjudicación allí descrito, cuya aceptación es reconocida por este medio) (el “Suplemento del Prospecto”) (y junto con el “Prospecto”, el “Material de la Oferta”);

(ii)	no hemos recibido ninguna información o cualquier otra declaración por parte de la República de Colombia o de las Entidades Colocadoras en relación con los Bonos, que pueda ser inconsistente o distinta de cualquier información o declaración como ha quedado incluida en el Material de la Oferta;

(iii)	no hemos recibido ninguna auditoria legal, de negocios, financiera, tributaria o de cualquier otro tipo por parte de la Republica de Colombia o de cualquiera de sus entidades, o de las Entidades Colocadoras con relación a nuestra inversión en los Bonos, y nuestra decisión de comprar los Bonos esta basada en nuestra propia validación y análisis del Emisor, en los términos y condiciones de los Bonos y en cualquier beneficio que se pueda obtener y riesgos que se puedan sufrir con relación a los Bonos, en la forma prevista en el Material de la Oferta.

(iv)	conocemos y aceptamos el procedimiento de colocación y adjudicación descrito en el Resumen de Procedimientos y Calendario del Suplemento del Prospecto, y aceptamos los términos y condiciones de los Bonos tal como establecen en el Material de la Oferta, asi como cualquier otra información y declaración allí contenidas;

(v)	conocemos y aceptamos que la República de Colombia o las Entidades Colocadoras estarán facultadas para rechazar la aceptación de cualquier Orden Irrevocable que, a su sola discreción, no contenga toda la información y documentación que sea requerida o que, de otra forma, no cumpla con los requisitos previstos en el Suplemento del Prospecto, incluso si el rendimiento ofrecido pudiera de otro modo permitir una adjudicación. También aceptamos que la República de Colombia, previa consulta con las Entidades Colocadoras, puede a su sola discreción rechazar órdenes por razones que incluyen, sin limitación, una relación previa o la ausencia de la misma, o una cuestión de prudencia crediticia o comercial;

(vi)	la República de Colombia, previa consulta con las Entidades Colocadoras, también podrá rechazar cualquier Orden Irrevocable en caso de violación de las normas colombianas aplicables respecto al lavado de activos y dicho rechazo no facultará a ninguna persona para instaurar un reclamo contra el Emisor o las Entidades Colocadoras. Adicionalmente, el Emisor, previa consulta con las Entidades Colocadoras, podrá solicitar el cumplimiento de cualquier requisito de seguridad para proveer el pago de cualquiera de las ofertas de los inversionistas potenciales que presenten una Orden;

(vii)	la República de Colombia podrá, a su sola discreción, y sin por ello resultar responsable declarar nula la oferta en relación con los Bonos ante la ocurrencia de cualquiera de los eventos descritos en el Suplemento del Prospecto, y ningún Bono será emitido en caso de dicha declaración;

(viii)	por este medio representamos y garantizamos que todos los fondos que utilizaremos para la compra de los Bonos no derivan de cualquier acto ilegal.

(ix)	nosotros nos responsabilizamos de los inversionistas por los cuales presentamos ofertas irrevocables y entendemos y aceptamos, que estamos tratando con Las Entidades Colocadoras en nuestra capacidad de principales con respecto a dichas ofertas irrevocables, así como de las ofertas irrevocables presentadas para nuestras propias cuentas.

Finalmente, somos notificados de lo siguiente en relación con la colocación de los Bonos:

Período de Colocación: Desde las 8:30 A.M. hora de Nueva York del día 12 de junio de 2007 hasta las 12:30 P.M. hora de Nueva York del día 12 de junio de 2007.

La República de Colombia podrá prorrogar este periodo, mientras que dicha prórroga se notifique mediante la publicación en la página del Ministerio de Hacienda y Crédito Público (www.minhacienda.gov.co) antes de la expiración del Periodo de Propuesta.

Entrega de los Fondos a las Entidades Colocadoras: El 28 de junio de 2007, a menos que se acuerden previamente procedimientos de liquidación alternativos con las Entidades Colocadoras.

Para obtener información adicional y para confirmar entrega por fax, por favor contacte a las Entidades Colocadoras.

Citigroup Global Markets Inc.

390 Greenwich St.

New York, NY 10013

Attn:	Blake Haider (+1 212 723 6328) Tamar Tashjian (+1 212 723 6347) Fax: +1 212 723 8692 /+1 212 723 8543

Deustche Bank Securities Inc.

60 Wall St, 5th Floor

New York, NY 10005

Attn:	Dennis Eisele (+1 212 250 5534) Eugenio Alarcon (+1 212 250 6131) Fax: +1 212 797 5158

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $5,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is March 23, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $5,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•

Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•

Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement pursuant to which they are issued. Debt Securities may be issued pursuant to the Fiscal Agency Agreement, dated September 28, 1994, as amended by Amendment No. 1 thereto, dated January 21, 2004, between Colombia and the fiscal agent named therein, or another fiscal agency agreement subsequently entered into by Colombia. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•

the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•

all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•

that are in the form of bonds, debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities (including for this purpose and without limitation, the Colombian Bearer Instruments Series A and B) issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Collective Action Securities

Colombia may designate a particular series of debt securities to be “Collective Action Securities,” the terms of which will be described in the prospectus supplement relating to such securities and in this prospectus. Collective Action Securities will have the same terms and conditions as other debt securities, except that such Collective Action Securities will contain the provisions regarding amendments, modifications, changes and waivers described under the heading “—Meetings and Amendments—Approval (Collective Action Securities)” below instead of the provisions described under the heading “—Meetings and Amendments—Approval.”

Meetings and Amendments

General. Each series of debt securities will provide that Colombia may call a meeting of the holders of debt securities of that series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least ten percent in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

For the purpose of the fiscal agency agreement and the securities of any series, “outstanding debt securities” does not include:

•	previously cancelled debt securities of that series;

•	debt securities of that series called for redemption;

•	debt securities of that series which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of that series, which have been substituted with another series of debt securities; and

•	debt securities owned by Colombia.

Certain Amendments Not Requiring Holder Consent. Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•

changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Approval.

The following description does not apply to any series of debt securities that are Collective Action Securities. See “—Approval (Collective Action Securities)” below for a description of the corresponding terms and conditions applicable to debt securities that are Collective Action Securities.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment, modification or change that would, with respect to that series:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Approval (Collective Action Securities).

The following description applies only to series of debt securities that are Collective Action Securities.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series normally will constitute a quorum. However, if a meeting is adjourned for lack of a quorum, then holders or proxies representing not less than 25% of the aggregate outstanding debt securities of a series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•

reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action with respect to the debt securities or the fiscal agency agreement or change the definition of “outstanding” with respect to the debt securities;

•	change Colombia’s obligation to pay additional amounts;

•	change the governing law provision of the debt securities;

•

change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debt securities;

•	in connection with an exchange offer for the debt securities, amend any event of default under the debt securities; or

•	change the status of the debt securities, as described under “—Nature of Obligation” above.

Colombia refers to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of any series of debt securities that are Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

For purposes of determining whether the required percentage of holders of the debt securities has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of a series, debt securities owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series that are Collective Action Securities, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Colombia may consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the fiscal agent or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for global security if:

•

in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo, Article 684 or 513 of the Código de Procedimiento Civil and Article 19 of the Decree 111 of January 15, 1996 of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. In the opinion of the Head of the Legal

Office of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of Colombia, such a judgment would not violate principles of Colombian public order.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a

Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 60 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury will assume the correctness of the opinion of Arnold & Porter LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’ s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2005 filed with the SEC on July 18, 2006;

•	All amendments on Form 18-K/A to the 2005 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2005 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá, D.C.

Colombia

Telephone: 57-1- 350-7422

Facsimile: 57-1- 350-6651

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

FISCAL AGENT, CALCULATION AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

PAYING AGENTS AND TRANSFER AGENTS

The Bank of New York	The Bank of New York (Luxembourg) S.A.
One Canada Square London E14 5AL United Kingdom	Aerogolf Center 1A Hoehenhof L-1736 Senningerberg Luxembourg

LISTING AGENT

Kredietbank S.A. Luxembourgeoise

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP	Legal Affairs Group
399 Park Avenue	Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 7a, No. 6-45, Piso 8
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITER

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia
125 Broad Street	Calle 70 No. 4-60
New York, NY 10004	Bogotá D.C., Colombia